The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are part of an effective registration statement filed with the Securities and Exchange Commission. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell nor do they seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Filed pursuant to Rule 424(b)(5)
Registration No. 333-185760

SUBJECT TO COMPLETION, DATED AUGUST 26, 2013

PROSPECTUS SUPPLEMENT
(To Prospectus dated January 11, 2013)

Shares of Common Stock

We are offering                       shares of our common stock, par value, $0.000666 per share, pursuant to this prospectus supplement and the accompanying prospectus.

Our common stock is listed on the NYSE MKT under the symbol “LODE.” The last reported sale price of our common stock on the NYSE MKT on August 23, 2013 was $2.23 per share.

Investing in our common stock involves significant risk. Please read carefully the section entitled “Risk Factors” beginning on page S-9 of this prospectus supplement.

Neither the Securities and Exchange Commission (the “Commission”) nor any state securities commission has approved or disapproved of the common stock or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We have retained International Assets Advisory, LLC (the “Placement Agent”) to act as placement agents on a best efforts basis in connection with this offering. We have agreed to pay the placement agent fees set forth in the table below to the Placement Agent (which assumes that we sell all of the shares we are offering) and reimburse certain expenses of the Placement Agent. The placement agent is not purchasing or selling any of the shares we are offering, and it is not required to arrange the purchase or sale of any specific number of shares or dollar amount. See “Plan of Distribution” beginning on page S-18 of this prospectus supplement for more information regarding these arrangements.

	Per Share	Total
Public Offering Price	$	$
Placement Agent Fees	$	$
Proceeds to Us, Before Expenses	$	$

We expect to deliver the shares of common stock on or about                      .

Placement Agent

International Assets Advisory LLC

The date of this prospectus supplement is                           .

TABLE OF CONTENTS

Prospectus Supplement

Page
About This Prospectus Supplement	S-ii
Where You Can Find More Information	S-ii
Incorporation of Certain Documents by Reference	S-ii
Forward-Looking Statements	S-iii
Prospectus Supplement Summary	S-1
Risk Factors	S-9
Use of Proceeds	S-12
Dilution	S-12
Capitalization	S-13
Price Range of Common Stock	S-14
Description of Common Stock	S-14
Certain Material U.S. Federal Income Tax Considerations to Non-U.S. Holders	S-15
Plan of Distribution	S-18
Legal Matters	S-19
Experts	S-19

Prospectus

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is the prospectus supplement, which describes the terms of this offering and information concerning Comstock Mining Inc. The second part is the accompanying prospectus, which provides more general information, some of which may not apply to this offering. Generally, when we refer to this prospectus, we are referring to both parts of this document combined. If the description of this offering varies between the prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement, which supersedes the information in the accompanying prospectus. This prospectus supplement contains information about the securities offered in this offering and may add, update or change information in the accompanying prospectus. We may also authorize one or more “free writing prospectuses” (i.e., written communications concerning the offering that are not part of this prospectus supplement) that may contain certain material information relating to this offering. Before you invest in the common stock offered under this prospectus supplement, you should carefully read both this prospectus supplement and the accompanying prospectus together with additional information under the heading “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

You should rely only on the information contained or incorporated by reference in this prospectus supplement and in the accompanying prospectus or any free writing prospectus that we may provide. We have not authorized anyone to provide you with different information. If anyone provides you with different or additional information, you should not rely on it. You should not assume that the information contained in this prospectus supplement, the accompanying prospectus, any free writing prospectus that we may provide or any document incorporated by reference is accurate as of any date other than the date mentioned on the cover page of these documents. We are not making offers to sell the securities in any jurisdiction in which an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation.

References in this prospectus supplement and the accompanying prospectus to the terms “we,” “us,” “our” “Comstock” or “the Company” or other similar terms mean Comstock Mining Inc. and its consolidated subsidiaries, unless we state otherwise or the context indicates otherwise.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational reporting requirements of the Securities Exchange Act of 1934. We file reports, proxy statements and other information with the Commission. Our Commission filings are available over the Internet at the Commission’s website at http://www.sec.gov. You may read and copy any reports, statements and other information filed by us at the Commission’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call 1-800-SEC-0330 for further information on the Public Reference Room.

We make available, free of charge, on our website at http://www.comstockmining.com, our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports and statements as soon as reasonably practicable after they are filed with the Commission. The contents of our website are not part of this prospectus supplement or the accompanying prospectus, and the reference to our website does not constitute incorporation by reference into this prospectus supplement or the accompanying prospectus of the information contained at that site, other than documents we file with the Commission that are incorporated by reference into this prospectus supplement and the accompanying prospectus.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The Commission allows us to “incorporate by reference” into this prospectus supplement and the accompanying prospectus the information in documents we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus supplement and the accompanying prospectus, and information that we file later with the Commission will automatically update and supersede this information. Any statement contained in any document incorporated or deemed to be incorporated by reference in this prospectus supplement and the accompanying prospectus shall be deemed to be modified or superseded to the extent that a statement contained in or omitted from this prospectus supplement or the accompanying prospectus, or in any other subsequently filed document that also is or is deemed to be incorporated by reference, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement or the accompanying prospectus.

S-ii

We incorporate by reference the documents listed below and any future documents that we file with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement:

(a) Our annual report on Form 10-K for the fiscal year ended December 31, 2012, filed with the Commission on March 18, 2013 (the “2012 Form 10-K”);

(b) Our quarterly report on Form 10-Q for the period ended March 31, 2013, filed with the Commission on May 8, 2013 (the “First Quarter Form 10-Q”);

(c) Our quarterly report on Form 10-Q for the period ended June 30, 2013, filed with the Commission on August 8, 2013 (the “Second Quarter Form 10-Q”);

(d) Our current report on Form 8-K, filed with the Commission on April 26, 2013;

(e) Our current report on Form 8-K, filed with the Commission on June 28, 2013;

(f) Our proxy statement on Schedule 14A, filed with the Commission on April 26, 2013; and

(g) The description of our common stock contained in our Form 8-A (File No. 001-35200), filed with the Commission under Section 12 of the Exchange Act on June 8, 2011 (the “Form 8-A”).

We will not, however, incorporate by reference in this prospectus supplement or the accompanying prospectus any documents or portions thereof that are not deemed “filed” with the Commission, including any information furnished pursuant to Item 2.02 or Item 7.01 of our current reports on Form 8-K unless, and except to the extent, specified in such current reports.

We will provide you with a copy of any of these filings (other than an exhibit to these filings, unless the exhibit is specifically incorporated by reference into the filing requested) at no cost if you submit a request to us by writing or telephoning us at the following address and telephone number:

Comstock Mining Inc.
P.O. Box 1118
Virginia City, Nevada 89440
Attention: Investor Relations
Telephone: (775) 847-0545

FORWARD-LOOKING STATEMENTS

The information appearing under “Statement Regarding Forward Looking Statements” in the 2012 Form 10-K , the First Quarter Form 10-Q and the Second Quarter Form 10-Q, is hereby incorporated by reference.

S-iii

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. This summary may not contain all of the information that you should consider before investing in our common stock. We urge you to read this entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference carefully, including the section entitled “Risk Factors” and the financial statements and other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus.

Overview

The Company is a producing Nevada-based, gold and silver mining company with extensive, contiguous property in the historic Comstock and Silver City mining districts (collectively, the “Comstock District”). The Comstock District is located within the western portion of the Basin and Range Province of Nevada, between Reno and Carson City. The Company began acquiring properties and developing projects in the Comstock District in 2003. Since then, the Company has consolidated a substantial portion of the historic Comstock District, secured permits, built an infrastructure and brought exploration projects into production.

Because of the Comstock District’s historical significance, the geology is well known and has been extensively studied by the Company, our advisors and many independent researchers. We have expanded our understanding of the geology of the project area through vigorous surface mapping and drill hole logging. The volume of geologic data is immense, and thus far the reliability has been excellent, particularly in the various Lucerne Mine and Resource Areas. We have amassed a large library of historical and current geological and other data and detailed surface mapping of Comstock District properties. As we continue our detailed exploration mapping, close spaced drilling and initial mine production, new details emerge that significantly influence our understanding of the local and regional geology.

Our Lucerne Resource Area is located in Storey County, Nevada, approximately three miles south of Virginia City and 30 miles southeast of Reno. Our Dayton Resource Area is located in Lyon County, Nevada, approximately six miles south of Virginia City. Access to the properties is by State Route 342, a paved highway.

The near term goal of our business plan is to deliver stockholder value by: 1) validating qualified resources (measured and indicated) and reserves (proven and probable) of at least 3,250,000 gold equivalent ounces from our first two resource areas, Lucerne and Dayton; 2) achieving initial commercial mining and processing operations in the Lucerne Mine with annual production rates of approximately 20,000 gold equivalent ounces; and 3) growing production through the commercial development and expansions of both the Lucerne and Dayton Resource Areas.

As part of this plan, the Company has developed the exploration and development-drilling programs intended to validate and expand mine design for the existing Lucerne Mine and to validate a mine design for the Dayton Resource Area. The same plan is designed to identify and validate qualified resources and reserves, in just these two resource areas, containing at least 3,250,000 gold equivalent ounces. The Company has already validated measured and indicated resources in the Lucerne and Dayton Areas containing over 2,000,000 gold equivalent ounces.

The Company has also developed a mine plan and achieved initial commercial mining and processing operations in the Lucerne Mine. Production has ramped up to the targeted 20,000 gold-equivalent-ounce annual production rate during the second quarter of 2013. This target was achieved by maximizing existing permitting capacity constraints around our existing heap leach processing facility. The Company’s existing heap leach processing facility will be expanded, once certain permit modifications are received. The Company has already filed for, and received most of, the permits required for expanding above the existing levels.

We intend to continue to acquire additional properties in the Comstock District, expanding our footprint and creating opportunities for exploration and mining.  The Company owns or controls approximately 5,900 acres of mining claims and parcels in the Comstock and Silver City Districts. The acreage is comprised of approximately 1,350 acres of patented claims (private lands) and surface parcels (private lands) and approximately 4,550 acres of unpatented mining claims, which the Bureau of Land Management (“BLM”) administers.

Current Projects

The Company’s headquarters, mine operations and heap leach processing facility are in Storey County, Nevada, at 1200 American Flat Road, approximately three miles south of Virginia City, Nevada and 30 miles southeast of Reno, Nevada. The Company has focused to date on the Lucerne Resource Area (including the east-side target within this area), the Dayton Resource Area and the Spring Valley exploration target. We also plan on focusing future exploration on the Northern Extension, Northern Targets, and Occidental Target Areas subsequent to the exploration and development of Lucerne, Dayton and Spring Valley.

The Lucerne Resource Area has been the focus of the Company’s exploration and development efforts since 2007. It includes the previously mined Billie the Kid, Hartford and Lucerne mining claims, and extends northeasterly to the area of the historic Woodville bonanza, and north to the historic Justice and Keystone mines, plus the extension of these areas down-dip to the east. The Company has the key mining permits required and has resumed mining in the Billie the Kid, Hartford and Lucerne west-side mining claims. The Lucerne Resource Area is approximately 5,000 feet long, with an average width of 600 feet. The east-side target within this area ranks as one of the Company’s top exploration and potential mine production expansion targets.

For the Lucerne Mine expansion, the Company filed the following permit modifications during the first half of the year: 1) an expanded Water Pollution Control Permit; 2) a proposed Engineering Design Change (EDR) for the construction of storm water diversion structures around our heap leach processing facility (both with the Nevada Division of Environmental Protection); and 3) an expanded Special Use Permit with Storey County, Nevada, that, all together, allow for expanded capacity and processing rates of our heap leach processing facility. The EDR Permit and Special Use Permit were approved in June and July, 2013, respectively, and the Water Pollution Control Permit is expected to be approved by the end of September 2013. These approvals will enable expanded and extended rates of production for the Lucerne Mine, starting in the fourth quarter of 2013.

The Dayton Resource Area lies southwest of Silver City, generally from the Dayton, Kossuth and Alhambra claims, including the old Dayton mine workings, south to where the Kossuth claim crosses State Route 341. The historic Dayton mine was the last major underground mining operation in the Comstock District, before being closed after the War Production Board promulgated Limitation Order L-208, 7 F. R. 7992 on October 8, 1942, that closed down all gold mining operations in the United States and its territories. The Dayton Resource Area ranks as one of the Company’s top exploration and potential mine production targets.

The Spring Valley exploration target lies at the southern end of the Comstock District, where the mineralized structures lie mostly concealed beneath a veneer of sediment gravels. The area includes the Kossuth claim south of State Route 341, the Dondero property, the New Daney lode mining claims and the Company’s placer mining claims in Spring Valley and Gold Canyon.

The Northern Extension, Northern Targets and Occidental areas represent exploration target areas that contain many historic mining operations, including the Overman, Con Imperial, Caledonia and Yellow Jacket mines, among others. Previous operators have explored the various mines in this area, some of which have led to mineralized-material inventories. We believe that our consolidation of the Comstock District is substantial and has provided us with opportunities to utilize the historical information available to identify drilling targets efficiently and with significant potential.

Our Comstock exploration activities include open pit gold and silver test mining. As defined by the Securities Exchange Commission (“SEC”) Industry Guide 7, we have not yet established any proven or probable reserves at our Comstock Lode Project.

The Company’s hospitality segment owns and operates the Gold Hill Hotel and related cottages. The hospitality segment is not generally seasonal in nature except for November through February when operations are generally slow. Financial information for each of our segments is disclosed in footnote 8 to the condensed consolidated financial statements.

S-2

Exploration

The Comstock Mining district is a well-known, historic mining district, with over 150 years of production-based history.  We have access to extensive reports and maps on various properties in the district, but to date, we have only conducted detailed geologic exploration and resource modeling on approximately 10% of our approximate 5,900 acre land position.  We plan on conducting ongoing exploration programs to locate and test surface mineral targets as well as deep underground bonanza targets by using historic compilation, geological mapping, geochemical and geophysical investigations and drilling. The goal of our strategic plan includes validating qualified resources (measured and indicated) and reserves (proven and probable) of 3,250,000 gold equivalent ounces, from our first two resource areas, Lucerne and Dayton, requiring execution of planned exploration and development drilling. Overall, the Company has already validated measured and indicated resources in the Lucerne and Dayton areas containing over 2,000,000 gold equivalent ounces. Mr. Larry Martin, our Vice President of Exploration and Mine Development and a Certified Professional Geologist (CPG), manages these drill programs.

Since 2008, the Company’s geologists have recognized the enhanced grades of precious metals when northeasterly striking mineralized structures intersected the Silver City fault zone. The Company’s geologists have now identified a specific, structurally bounded, wedge-like, zone hosting significant gold and silver. We call this structural intersection the ‘Chute Zone’. Comstock geologists believe that the structural intersection and geometric shape of the Chute Zone is similar to highly mineralized zones that were historically mined in the Comstock District as bonanzas. There were 33 mined bonanza ore zones located along the northern Comstock mineral belt.

The discovery of the Chute Zone is the result of drilling, analysis and interpretation by the Company’s geological team. The Company hopes to gain a deeper understanding of the controlling geologic attributes of the Chute Zone, allowing for even more efficient identification of such structures in future exploration programs along the Comstock. Based upon the structural controls of the higher-grade Chute Zone, the Company has recognized structural similarities in higher-grade zones at Dayton and other mineralized areas within the Company’s property position. Expectations are high that further drilling and development will allow for important extensions to these higher-grade zones. The Company is currently assessing how best to develop and ultimately mine this mineralized material, as it represents the first substantial opportunity for an underground mining development by the Company.

The next phases of our exploration, discovery and development program will continue with three significant intermediate objectives: 1) step-out, development and infill drilling in the east-side of the Lucerne Resource Area, including the Chute Zone, 2) step-out, development and infill drilling in the Dayton Resource Area, and 3) exploration drilling on high priority targets, including Spring Valley.

The infill drilling in the Dayton Resource Area will provide detailed information needed to create a mine plan for the proposed Dayton mine, to be developed in parallel with the expanded Lucerne mine.

The step-out, development and infill drilling phases in the east-side of the Lucerne Resource Area will test the continuity of mineralization to the north and south, and at greater depths to the east, including the Chute Zone.  The infill-drilling phase will then provide the detailed information needed to develop an expanded mine plan for the Lucerne mine.

Production

During the second quarter of 2013, we completed the ramp up and stabilization activities of the production system, including significant improvements to the metal extraction processes, particularly the Merrill Crowe facility. We invested approximately $0.8 million for certain debottlenecking actions associated with pump and pipe capacities, ensuring the Merrill Crowe and heap leach facilities could operate at fluid processing rates of up to 1,000 gallons per minute. The previously constrained metal extraction processes contributed to the relatively lower shipments during the first quarter. Metal sales for the six months ended June 30, 2013 totaled $11.9 million, with gold revenues of $10.5 million. We also sold $1.4 million of silver. Metal sales for the three months ended June 30, 2013 totaled $7.7 million, with gold revenues of $6.8 million. We also sold $0.9 million of silver in the second quarter. Silver is accounted for as a by-product credit in costs applicable to mining revenue for financial reporting purposes. For the three months ended June 30, 2013, the Company crushed and stacked over 368,000 dry tons of mineralized material and shipped 4,921 ounces of gold and 42,992 ounces of silver compared to 234,000 dry tons of mineralized materials crushed and stacked and shipments of 2,261 ounces of gold and 15,599 ounces of silver in the quarter ended March 31, 2013. Gold grades onto the pad averaged 0.017 ounces per ton in the second quarter, but at the lower end of our production grade range. Material placed on the heap leach pad remains under solution, although not continuously, until the target recovery rates are achieved. Higher grades are planned for the second half of the year.

S-3

The Company continues ramping up its production and exceeded its targeted production rate of 400 ounces per week, initially targeted for the end of April, and has averaged over 413 gold-equivalent ounces per week, for the three months ended June 30, 2013. The Company is continuously adjusting its operations to improve grade, maximize yields and increase tons crushed and stacked.

Bullion slumped 23 percent during the second quarter of 2013, as the Federal Reserve Chairman, Ben S. Bernanke, initially said that the U.S. central bank may start reducing its $85 billion of monthly asset purchases, implying the reductions may commence sooner than previously expected. Subsequently, minutes of a Fed policy meeting released in early July showed many Federal Reserve officials wanted to see more signs of improving employment before backing a reduction in monthly asset purchases. Federal Reserve Chairman Ben S. Bernanke then corroborated those minutes saying that the U.S. economy needs “highly accommodative monetary policy for the foreseeable future.” Gold prices responded by experiencing a weekly increase for that week in July, that was the highest weekly increase in almost two years. By the fourth week of July, Gold was sharply up, to a four week high, trading above $1,325. Silver also gained significantly, recovering from a low of approximately $18.50 in late June, 2013, to over $20 per ounce by the fourth week of July.

Throughout the first six months of 2013, the Company realized an average price of $1,454.27 price per ounce of gold and a $23.87 average sales price per ounce of silver. In comparison, commodity market prices in the first half of 2013 averaged $1,522.06 per ounce of gold and $26.59 per ounce of silver.

Operating Costs

During the first half of 2013, actual Lucerne Mine costs applicable to mining revenue were approximately $13.5 million, $12.1 million net of silver credits. Cost applicable to mining revenue include mining and processing labor, maintenance, drilling and blasting and assaying costs associated with higher production rates and higher absorbed inventory costing associated with costs incurred in advance of achieving the targeted production rate.

Costs applicable to mining revenue for the first half of 2013 include $1 million of higher hauling costs, including the previously incurred redundancy associated with our inability to use an existing haul road, for most of the first quarter that crosses Lot 51 and the transition costs associated with renting new haul vehicles while transitioning out of the existing, temporary vehicles. Costs applicable to mining revenue also include $1.5 million of depreciation and a $1 million write down of inventory to market value for the six months ended June 30, 2013. At the end of the first quarter, the Company converted to a larger fleet of haul-trucks and added a shift to its mining and crushing activities, and significantly enhanced maintenance activities in these two areas. These changes added approximately $5 million in annual operating expenses with the objective of debottlenecking, testing, stabilizing and ultimately operating the system at higher rates of production. Management believes the system is now capable of operating at twice the production rates of the first six months and plans on operating at those higher levels once final permits, expected in late September 2013, are approved.

During the second quarter, once production was debottlenecked, tested and stabilized, the Company focused on stream-lining the organization and reducing general, administrative, consulting and other related costs. The Company is also focused on reducing costs applicable to mining and leveraging the existing fixed operating expenses for the production of significantly higher ounces in the second half of 2013.   Costs applicable to mining per ounces added to inventory during the quarter and, on average, in ending inventory, are lower than the previous quarter by over 17% and 21%, respectively.

Our expenses associated with mining operations do not include corporate administration or other general and administrative costs, nor do they include exploration and mine development costs.

S-4

2013 & 2014 Outlook

The Company’s current financial analysis for the Lucerne Mine anticipates 2013 annual cash costs applicable to mining revenue, including all mining, processing, mine administration and support costs of approximately $26-28 million per annum with an anticipated production schedule ramping up to 2 million tons per annum run rate, during the fourth quarter of 2013. The Company currently anticipates production rates beyond the 400 gold-equivalent ounces per week in the second half of the year, targeting 600 ounces per week by the end of the September, or a run rate of 30,000 gold equivalent ounces per annum for September and the full fourth quarter and 770 ounces per week, or a run rate of 40,000 gold equivalent ounces per annum, for the full first quarter of 2014, once production has been permitted to expand in the fourth quarter. This would result in an all in cash costs applicable to mining, processing, mine administration and support of approximately $725 - $795 per ounce run rate, by early 2014.

Recent Developments

From June 30, 2013 through August 2, 2013, preferred shareholders converted 4,070.58 shares of convertible preferred stock into 4,197,421 common shares. Through August 2, 2013 the Company issued a total of 1,296,368 shares of common stock for dividends and other employee and non-employee compensation.

In January 2013, the Company initially determined that an accelerated capital contribution may have been required pursuant to the operating agreement of Northern Comstock Mining, LLC. Pursuant to the operating agreement, $5,000,000 in accelerated payments are triggered when the Company determines through geological estimates derived from a validated, third party technical report that an additional 200,000 gold equivalent ounces of measured and indicated resources, have been validated. However, upon further analysis, the Company concluded that such threshold was not surpassed and therefore no accelerated capital contribution is required at this time.

On August 16, 2013, the Company received a “stop order” from the Nevada Department of Environmental Protection with respect to the use of certain crushing and transfer systems of the Company because emissions controls, although effective, were not deemed to be compliant with an applicable permit. Although the Company is able to operate without the use of the systems subject to the stop order, the Company is working to remedy such issues as expediently as possible, and expects that the stop order will be revoked in late August or early September. The Company does not expect any material losses or delays in planned revenue.

Financing Transactions

Equity Capital Raise

In March 2013, the Company raised $10.0 million in gross proceeds (approximately $9.8 million, net of issuance costs) through an underwritten public offering of 5,000,000 shares under the Company’s Registration Statement on Form S-3, of our common stock at a price of $2.00 per share.

Surety Bond

In July 2012, the Company placed a $4.67 million reclamation surety bond, through the Lexon Surety Group with the State of Nevada’s Bureau of Mining Regulation Reclamation. The bond insures for the estimated costs required to safely reclaim the natural environment to the regulatory standards established by the State of Nevada’s Division of Environmental Protection with the purposes of ensuring public safety, protecting the waters of the state, and providing for post mining land use.

Working Capital and Equipment Financings

In July 2012, the Company entered into a Master Loan and Security Agreement and other arrangements with Caterpillar Financial Services Corporation (the “Cat Equipment Facility”) pursuant to which the Company may borrow up to $5 million secured by certain equipment of the Company. On July 30, 2012, the Company borrowed $2 million under the Cat Equipment Facility. The Cat Equipment Facility bears interest at a rate of 5.85% with a term of 30 months except in the event of a default, including the occurrence of certain liquidity events, the principal balance will bear interest at a rate of the lesser of 18% per annum or the highest applicable rate allowed by law.

S-5

In July 2012, the Company also entered into an agreement (the “RIF Facility”) with Resource Income Fund (“RIF”), with Auramet Trading, LLC (“Auramet”) acting as gold agent, pursuant to which the Company may borrow up to $5 million outstanding at any one time. The Company drew down $5 million under the RIF Facility in July 2012. The RIF Facility is non-interest bearing except in the event of a default, in which case the balance would then bear interest at the lesser rate of 15% per annum or the highest applicable rate allowed by law. The Company’s obligations under the RIF Facility are secured by a security interest in all personal property of the Company and its wholly-owned subsidiary Comstock Mining LLC (the “Subsidiary”), and certain real estate owned by the Company within the Company’s starter mine (the “Starter Mine Patents”). The proceeds of this loan were used for working capital and capital expenditures associated with the commencement of production. The proceeds will be repaid through the delivery of 3,720 ounces of gold payable in 12 semi-monthly deliveries of 310 ounces each, which began in February 2013, and scheduled to end in July 2013, or December 2013, if any amounts are redrawn under the agreement. To date, 620 ounces have been delivered.

On May 17, 2013, the Company completed the full repayment of the RIF Facility ahead of schedule.

Related Party Transactions

Northern Comstock LLC

On October 20, 2010, the Company entered into an operating agreement to form Northern Comstock LLC (“Northern Comstock”) with Mr. Winfield, a shareholder of the Company, and an entity controlled by Mr. Winfield, DWC Resources, Inc. (“DWC”). As part of the operating agreement, the Company obtained the exclusive rights of production and exploration on certain property formerly owned by DWC in Storey County, Nevada and two parcels leased by Mr. John Winfield in Storey County, Nevada from the Sutro Tunnel Company and Virginia City Ventures.

As part of the operating agreement, the Company obtained the exclusive rights of production and exploration on certain parcels in Storey County, Nevada. The terms of the operating agreement provide that on each anniversary of the operating agreement, up to and including the thirty-ninth (39th) anniversary, the Company will make contributions in the amount of $862,500, in the form of Series A-1 convertible preferred stock or cash upon request of Northern Comstock. If an event of default occurs under the operating agreement, the additional capital contributions could be accelerated and the entire unpaid amount of the Company’s capital contribution, up to the aggregate 34,500 shares of Series A-1 convertible preferred stock (approximately 53 million shares of common stock as converted), could become issuable immediately. The Company has made the first three capital contributions. Therefore there are capital contributions of 31,912.5 shares of Series A-1 convertible preferred stock (approximately 49 million shares of common stock as converted) remaining. The operating agreement further requires the Company to make certain capital expenditures of not less than $750,000 over five years with respect to each parcel.

Under the terms of the operating agreement, all operating activities from the minerals or finished products produced from the parcel are conducted by the Company and recognized in the Company’s consolidated financial statements. The Company has no right to receive periodic or liquidating distributions related to any amounts contributed to Northern Comstock. The payments to Northern Comstock do not result in the acquisition of any equity interest in Northern Comstock as there is no entitlement to receive future distributions or changes in the fair value of the net assets of Northern Comstock.

Tax Indemnification

On October 20, 2010, the Company exchanged senior secured convertible and senior indebtedness owed to Mr. Winfield and certain entities affiliated with Mr. Winfield (the “Winfield Group”) for shares of Series A-1 convertible preferred stock. As part of the exchange, the Company agreed to indemnify the Winfield Group for any amounts as part of the exchange that are determined to be taxable as ordinary income to each member of the Winfield Group. Such indemnified amounts would include (i) any federal, state and local income tax, penalties and interest such member is actually obligated to pay out-of-pocket as a result of such determination, after taking into account (a) all increases in federal, state and local income taxes actually payable as a result of the receipt of any such indemnity payment and (b) the deduction to which such member would be entitled for federal income tax purposes for state and local income taxes paid. The Company may at its option, pay the indemnity amount either in cash or in a number of common shares equal to the indemnity amount divided by the average of the volume weighted average closing prices of common shares for the five consecutive trading days ending on the trading day that is immediately prior to the date of such payment. As of June 30, 2013, the Company has recorded a liability of $4,028,571 for this tax indemnification at the amount that is probable of being indemnified by the Company.

S-6

KCA Laboratory

During 2012 the Company purchased from Kappes, Cassiday & Associates, a related party of Daniel Kappes, a member of the Board of Directors, a modular laboratory. Kappes, Cassiday & Associates was issued common stock totaling $300,000 and cash payments totaling $332,532 in 2012.

Corporate Information

The Company’s executive offices are located at 1200 American Flat Road, Virginia City, Nevada 89440 and its telephone number is (775) 847-5272. The Company’s mailing address is P.O. Box 1118, Virginia City, Nevada 89440. The Company’s website address is www.comstockmining.com. The Company’s website and the information contained on, or that can be accessed through, the website are not part of this prospectus.

S-7

The Offering

Common stock	shares of $0.000666 par value, per share of common stock with an aggregate offering price of $.

Price per share	$

Common stock outstanding before and after this offering	The number of shares of common stock to be outstanding after the offering is based on 63,542,495 shares of common stock outstanding as of August 23, 2013. shares will be outstanding after the offering, assuming that all shares are sold.

Use of proceeds

We will use the net proceeds from this offering for the expansion of production, including the heap leach pad and certain land purchases for future production expansion and general corporate purposes. See “Use of Proceeds.”

Risk factors	You should carefully read and consider the information set forth in “Risk Factors” beginning on page S-9 of this prospectus supplement before investing in our common stock.

NYSE MKT symbol	LODE

S-8

RISK FACTORS

Investing in our common stock involves significant risk. Prior to making a decision about investing in our common stock, you should carefully consider the specific risk factors included below, as well as the risk factors discussed under the heading “Risk Factors” in the 2012 Form 10-K, the First Quarter Form 10-Q and the Second Quarter Form 10-Q, which are incorporated by reference in this prospectus supplement and the accompanying prospectus and may be amended, supplemented or superseded from time to time by other reports we file with the Commission in the future. The risks and uncertainties we have described are not the only ones we may face. Additional risks and uncertainties not currently known to us or that we currently deem immaterial may also affect our operations. If any of these risks actually occurs, our business, results of operations and financial condition could suffer. In that case, the trading price of our common stock decline, and you could lose all or a part of your investment.

Risks Relating to the Company, the Company’s Common Stock and this Offering

You may lose all or part of your investment.

If we are unable to find and mine adequate quantities of gold and silver ore, it is unlikely that the cash generated from our internal operations will suffice as a primary source of the liquidity necessary for anticipated working capital requirements. There is no assurance that the Company’s initiatives to improve its liquidity and financial position will be successful. Accordingly, there is substantial risk that the Company will be unable to continue as a going concern. In the event of insolvency, liquidation, reorganization, dissolution or other winding up of the Company, the Company’s creditors and preferred stockholders would be entitled to payment in full out of the Company’s assets before holders of common stock would be entitled to any payment and the claims on such assets may exceed the value of such assets.

Restrictions imposed by the terms of the Company’s preferred stock may inhibit growth.

The certificates of designation of our preferred stock substantially limit the ability of the Company to incur debt or redeem capital stock or pay dividends to common shareholders among other things. Such restrictions could significantly impact the Company’s ability to go into production and generate cash flows.

You will be a minority stockholder of the Company.

Prior to the completion of this Offering, including its ownership of preferred shares and warrants of the Company, the Winfield Group owns approximately 33.4% of the economic interests of the Company’s capital stock and approximately 68.9% of the voting security interests, in each case on an as converted basis. As a result, the ability of holders of common stock to determine the management and policies of the Company will be significantly limited.

The terms of the Operating Agreement of Northern Comstock LLC may significantly dilute your ownership interests.

The Operating Agreement of Northern Comstock LLC provides for capital contributions by the Company in the form of Series A-1 preferred stock, unless Northern Comstock LLC requests payment in cash. The Operating Agreement provides for additional capital contributions over 39 years and contributions of 862.5 shares of Series A-1 preferred stock would be made on the anniversary of the Operating Agreement each year, if no requests for contributions in cash were made. If an event of default occurs under the Operating Agreement, the additional capital contributions could be accelerated and the entire unpaid amount of the Company’s capital contributions, could become issuable immediately at the option of Northern Comstock LLC. The Company has made the first three scheduled capital contributions of 2,587.5 shares of Series A-1 convertible preferred stock (approximately 4 million shares of common stock as converted) with contributions of 31,912.5 shares of Series A-1 convertible preferred stock (approximately 49 million shares of common stock as converted) remaining. In addition, the Operating Agreement provides that each time more than 200,000 gold equivalent ounces of measured and indicated resources are validated, the capital contributions for such year will be accelerated to $5 million or 5,000 shares of Series A-1 preferred stock.

S-9

The Company may issue additional common stock or other equity securities in the future that could dilute the ownership interest of existing shareholders.

The Company is currently authorized to issue up to 3,950,000,000 shares of Common Stock, of which 63,542,495 shares were issued and outstanding as of August 23, 2013, and 50,000,000 shares of preferred stock, of which 50,129 shares of convertible preferred stock were issued and outstanding as of August 23, 2013. To maintain its capital at desired levels or to fund future growth, the Company’s board of directors may decide from time to time to issue additional shares of common stock, or securities convertible into, exchangeable for or representing rights to acquire shares of common stock. The sale of these securities may significantly dilute its shareholders’ ownership interest as a shareholder and the market price of the common stock. New investors in other equity securities issued by the Company in the future may also have rights, preferences and privileges senior to its current shareholders that may adversely impact its current shareholders.

Some of our operations and land holdings take place within the Carson River Mercury Superfund Site, which presents risks of added costs of operations, operational delays, and potential environmental and tort liabilities.

Portions of our land holdings are within the risk area boundaries identified by the NDEP, and within the site boundaries of the Carson River Mercury Superfund Site, or CRMS. On January 19, 2012 the US Environmental Protection Agency (USEPA) sent a 104(e) request to the Company requesting information about the mining activities of Comstock Mining Inc. and its predecessor companies. We are working with NDEP and the USEPA to better define site boundaries, implement an approved sampling program on certain of our land holdings to minimize liability for the CRMS before initiating mining, processing or related operations, and where approved or required, remove waste from the environment by processing for metal removal. Changes in site requirements could negatively affect our projects.

The proximity of our land holdings and operations to the CRMS also could subject us to future regulatory and/or legal proceedings. Such proceedings could be based on liability under environmental laws for releases of hazardous or toxic substances that are alleged to come from our properties or our activities, or on tort liability relating to alleged exposure to hazardous substances. Liability under these laws may be imposed without regard to whether we knew of, or caused, the release of such substances on our property, and litigation can be costly and time-consuming to defend.

Our operations are subject to strict environmental laws and regulations, which result in added costs of operations and operational delays.

Our operations are subject to strict environmental regulations, which could result in additional costs and operational delays. All phases of our operations are subject to environmental regulation. Environmental legislation is evolving in the United States generally, and Nevada specifically, in a manner that may require stricter standards and enforcement, increased fines and penalties for non-compliance, more stringent environmental assessments of proposed projects, and a heightened degree of responsibility for companies and their officers, directors, and employees. There is no assurance that any future changes in environmental regulation will not negatively affect our projects. At the state level, mining operations in Nevada are regulated by the Nevada Division of Environmental Protection, or NDEP. Nevada state law requires our Nevada projects to hold Nevada air and water pollution control permits, which dictate operating controls and closure and post-closure requirements directed at protecting surface and ground water. On August 16, 2013, the Company received a “stop order” from the NDEP with respect to the use of certain crushing and transfer systems of the Company because emissions controls, although effective, were not deemed to be compliant with an applicable permit. In addition, we are required to hold Nevada reclamation permits required under Nevada law. These permits mandate concurrent and post-mining reclamation of mines and require the posting of reclamation bonds sufficient to guarantee the cost of mine reclamation. Other Nevada regulations govern operating and design standards for the construction and operation of any source of air contamination and landfill operations. Any changes to these laws and regulations could have a negative impact on our financial performance and results of operations by, for example, requiring changes to operating constraints, technical criteria, fees or surety requirements.

S-10

You will experience immediate and substantial dilution in the net tangible book value per share of the common stock you purchase.

Since the price per share of our common stock being offered is substantially higher than the net tangible book value per share of our common stock, you will suffer substantial dilution in the net tangible book value of the common stock you purchase in this offering. Based on the offering price of $ per share, if you purchase shares of common stock in this offering, you will suffer immediate and substantial dilution of approximately $ per share in the net tangible book value of the common stock. See the section entitled “Dilution” in this prospectus supplement for a more detailed discussion of the dilution you will incur if you purchase common stock in this offering.

The price of the Company’s common stock may fluctuate significantly, which could negatively affect the Company and holders of its common stock.

The market price of the Company’s common stock may fluctuate significantly from time to time as a result of many factors, including:

•	investors’ perceptions of the Company’s and its prospects;

•	investors’ perceptions of the Company’s and/or the industry’s risk and return characteristics relative to other investment alternatives;

•	investors’ perceptions of the prospects of the mining and commodities markets;

•	differences between actual financial and operating results and those expected by investors and analysts;

•	our inability to commence production, obtain permits or otherwise fail to reach Company objectives;

•	actual or anticipated fluctuations in quarterly financial and operating results;

•	volatility in the equity securities market; and

•	sales, or anticipated sales, of large blocks of the Company’s common stock.

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, our stock price and trading volume could decline.

The trading market for our common stock will depend in part on the research and reports that securities or industry analysts publish about us or our business. We do not currently have, and may never obtain, research coverage by securities and industry analysts. If no securities or industry analysts commence coverage of the Company, the trading price for our common stock would be negatively impacted. If we obtain securities or industry analyst coverage and if one or more of the analysts who cover us downgrades our common stock or publishes inaccurate or unfavorable research about our business, our stock price would likely decline. If one or more of these analysts cease coverage of us or fail to publish reports on us regularly, demand for our common stock could decrease, which could cause our stock price and trading volume to decline.

We do not expect to pay any cash dividends for the foreseeable future.

We currently expect to retain all available funds and future earnings, if any, for use in the operation and growth of our business and do not anticipate paying any cash dividends in the foreseeable future. Any future determination to pay dividends will be at the discretion of our Board, subject to compliance with applicable law, our organizational documents (including the certificates of designations for our preferred stock, which prohibit cash dividends to common stockholders without the consent of preferred stockholders) and any contractual provisions, including under agreements for indebtedness we may incur, that restrict or limit our ability to pay dividends, and will depend upon, among other factors, our results of operations, financial condition, earnings, capital requirements and other factors that our Board deems relevant. Accordingly, if you purchase shares in this offering, realization of a gain on your investment will depend on the appreciation of the price of our common stock, which may never occur. Investors seeking cash dividends in the foreseeable future should not purchase our common stock.

S-11

USE OF PROCEEDS

We estimate that the net proceeds we will receive from this offering will be approximately $          , based on the public offering price of $       per share, after deducting the placement agent fee and estimated offering expenses of $        .

We currently intend to use $3 million of the net proceeds from this offering for expansion of the heap leach pad, supporting near term production growth. We also intend to use the remaining proceeds for the purchase of lands supporting our current, district-wide expansion planning and for general corporate purposes.

Pending the application of the net proceeds as described above, we may invest the net proceeds from this offering in short-term, investment grade, interest-bearing securities.

DILUTION

Investors in shares of our common stock offered in this offering will experience an immediate dilution in the net tangible book value of their common stock from the public offering price of the common stock. The net tangible book value of our common stock as of June 30, 2013 was approximately $16.9 million, or approximately $0.29 per share of common stock. Net tangible book value per share of our common stock is calculated by subtracting our total liabilities from our total tangible assets, which is equal to total assets less intangible assets, and dividing this amount by the number of shares of common stock outstanding.

Dilution per share represents the difference between the public offering price per share of our common stock and the adjusted net tangible book value per share of our common stock included in this offering after giving effect to this offering. After giving effect to the sale of all of the securities offered in this offering at the offering price of $          per share, and after deducting the underwriters’ discounts estimated offering expenses payable by us, our as adjusted net tangible book value as of June 30, 2013 would have been approximately $         million, or approximately $          per share of common stock. This change represents an immediate increase in the net tangible book value of $          per share of common stock to our existing stockholders and an immediate and substantial dilution in net tangible book value of $          per share of common stock to new investors. The following table illustrates this per share dilution:

Offering price per share			$
Net tangible book value per share as of June 30, 2013		$0.29
Increase in net tangible book value per share attributable to new investors	$
As adjusted net tangible book value per share as of June 30, 2013, after this offering			$
Dilution per share to new investors			$

The number of shares of common stock to be outstanding after the offering is based on 57,988,100 shares of common stock outstanding as of June 30, 2013.

S-12

CAPITALIZATION

The following table shows our cash and cash equivalents, available-for-sale securities and capitalization as of June 30, 2013 on an actual basis and on an as adjusted basis to reflect the sale of shares of our common stock offered, after deducting the underwriters’ discounts and estimated offering expenses; and

This table should be read in conjunction with our financial statements and the accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in the 2012 Form 10-K, the First Quarter Form, 10-Q the Second Quarter Form 10-Q and other reports filed by us with the Commission, which are incorporated by reference in this prospectus supplement and the accompanying prospectus.

	As of June 30, 2013
	Actual	As Adjusted
	(unaudited)

Cash and cash equivalents	$2,438,121	$

Long-term debt obligations (including current portion)	$6,351,908		$6,351,908
Common stock, $.000666 par value, 3,950,000,000 shares authorized, 57,988,100 shares issued and outstanding at June 30, 2013 and shares issued and outstanding after giving effect to this offering, respectively	38,620
7.5% Series A-1 convertible preferred stock, $.000666 par value, 1,500,000 shares authorized, 23,499 shares issued and outstanding at June 30, 2013.	16		16
7.5% Series A-2 convertible preferred stock, $.000666 par value, 250,000 shares authorized, 3,471 shares issued and outstanding at June 30, 2013.	2		2
7.5% Series B convertible preferred stock, $.000666 par value, 600,000 shares authorized, 27,329 shares issued and outstanding at June 30, 2013.	18		18
Additional paid-in capital	185,806,599
Accumulated deficit	(168,910,671)		(168,910,671)
Total stockholders’ equity	16,934,584
Total capitalization	$23,286,492	$

S-13

PRICE RANGE OF COMMON STOCK

Set forth below are the high and low sale prices for our common stock on NYSE MKT for the periods indicated.

	High	Low
Year ended December 31, 2011:
First Quarter	$3.50	$2.44
Second Quarter	$3.99	$2.87
Third Quarter	$3.50	$1.83
Fourth Quarter	$2.70	$1.56
Year ended December 31, 2012:
First Quarter	$2.20	$1.63
Second Quarter	$2.60	$1.59
Third Quarter	$3.42	$2.46
Fourth Quarter	$3.37	$2.10
Year ended December 31, 2013:
First Quarter	$2.32	$1.71
Second Quarter	$2.17	$1.57

The last reported sale price of our common stock on the NYSE MKT on August 23, 2013 was $2.23 per share. As of August 23, 2013, the number of common shareholders of record was approximately 524.

Dividend Policy

We have never declared or paid any dividends on our common stock. We do not anticipate paying any cash dividends on our common stock in the foreseeable future. We currently intend to retain future earnings, if any, to finance operations and the expansion of our business. Any future determination to pay cash dividends will be at the discretion of the board of directors and will depend upon our financial condition, operating results, capital requirements and other factors the board of directors deems relevant. We are restricted from declaring or paying common stock dividends in cash under the terms of our preferred stock.

DESCRIPTION OF COMMON STOCK

The information appearing under “Item 1. Description of Registrant’s Securities to be Registered” in the Form 8-A, is hereby incorporated by reference.

S-14

CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS TO NON-U.S. HOLDERS

The following discussion is a general summary of material U.S. federal income tax considerations with respect to your acquisition, ownership and disposition of our common stock, and applies if you (1) purchase our common stock in this offering, (2) will hold the common stock as a capital asset and (3) are a “non-U.S. Holder.” You are a non-U.S. Holder if you are a beneficial owner of shares of our common stock other than:

•         a citizen or resident of the United States;

•          a corporation or other entity taxable as a corporation created or organized in, or under the laws of, the United States, any state thereof or the District of Columbia;

•          an estate, the income of which is subject to U.S. federal income taxation regardless of its source;

•          a trust, if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust; or

•          a trust that has a valid election in place to be treated as a U.S. person for U.S. federal income tax purposes.

This summary does not address all of the U.S. federal income tax considerations that may be relevant to you in the light of your particular circumstances or if you are a beneficial owner subject to special treatment under U.S. federal income tax laws (such as if you are a controlled foreign corporation, passive foreign investment company, company that accumulates earnings to avoid U.S. federal income tax, foreign tax-exempt organization, financial institution, broker or dealer in securities, insurance company, regulated investment company, real estate investment trust, person who holds our common stock as part of a hedging or conversion transaction or as part of a short-sale or straddle, U.S. expatriate, former long-term permanent resident of the United States or partnership or other pass-through entity for U.S. federal income tax purposes). This summary does not discuss non-income taxes, any aspect of the U.S. federal alternative minimum tax or state, local or non-U.S. taxation. This summary is based on current provisions of the Internal Revenue Code of 1986, as amended (“Code”), Treasury regulations, judicial opinions, published positions of the Internal Revenue Service (“IRS”) and all other applicable authorities (all such sources of law, “Tax Authorities”). The Tax Authorities are subject to change, possibly with retroactive effect.

If a partnership (or an entity or arrangement classified as a partnership for U.S. federal income tax purposes) holds our common stock, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our common stock, you should consult your tax advisor.

WE URGE PROSPECTIVE NON-U.S. HOLDERS TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE U.S. FEDERAL, STATE, LOCAL AND NON-U.S. INCOME AND OTHER TAX CONSIDERATIONS OF ACQUIRING, HOLDING AND DISPOSING OF SHARES OF COMMON STOCK.

Dividends

In general, any distributions we make to you with respect to your shares of common stock that constitute dividends for U.S. federal income tax purposes will be subject to U.S. withholding tax at a rate of 30% of the gross amount, unless you are eligible for a reduced rate of withholding tax under an applicable income tax treaty and you properly file with the payor an IRS Form W-8BEN, or successor form, claiming an exemption from or reduction in withholding under the applicable income tax treaty (special certification and other requirements may apply if our common stock is held through certain foreign intermediaries). A distribution will constitute a dividend for U.S. federal income tax purposes to the extent of our current or accumulated earnings and profits as determined under the Tax Authorities. Any distribution not constituting a dividend will be treated first as reducing your basis in your shares of common stock and, to the extent it exceeds your basis, as capital gain.

S-15

Dividends we pay to you that are effectively connected with your conduct of a trade or business within the United States (and, if certain income tax treaties apply, are attributable to a U.S. permanent establishment maintained by you) generally will not be subject to U.S. withholding tax if you provide an IRS Form W-8ECI, or successor form, to the payor. Instead, such dividends generally will be subject to U.S. federal income tax, net of certain deductions, at the same graduated individual or corporate rates applicable to U.S. persons. If you are a corporation, effectively connected income may also be subject to a “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty). Dividends that are effectively connected with your conduct of a trade or business within the United States but that, under an applicable income tax treaty, are not attributable to a U.S. permanent establishment maintained by you may be eligible for a reduced rate of U.S. tax under such treaty, provided you comply with certification and disclosure requirements necessary to obtain treaty benefits.

Sale or Other Disposition of Our Common Stock

You generally will not be subject to U.S. federal income tax on any gain realized upon the sale or other disposition of your shares of our common stock unless:

•    the gain is effectively connected with your conduct of a trade or business within the United States (and, under certain income tax treaties, is attributable to a U.S. permanent establishment you maintain);

•    you are an individual, you are present in the United States for 183 days or more in the taxable year of disposition and you meet other conditions, and you are not eligible for relief under an applicable income tax treaty; or

•    we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes and you hold or have held, directly or indirectly, at any time during the shorter of the five-year period ending on the date of disposition of our common stock and your holding period for our common stock, more than 5% of our common stock. A United States real property holding corporation is any corporation if the fair market value of its U.S. real property interests equals or exceeds 50% of the sum of the fair market values of its U.S. real property interests, its interests in real property located outside the United States, and any other of its assets which are used or held for use in a trade or business. For purposes of identifying a U.S. real property interest, real property includes personal property associated with the use of the real property. Personal property will be associated with the use of the real property only where both the personal property and the U.S. real property interest with which it is associated are held by the same person or by “related persons.” Personal property associated with the use of real property includes personal property that is predominantly used to exploit unsevered natural products in or upon the land (including mining equipment used to extract ores, minerals, and other natural deposits from the ground). It is unclear whether we are, have at any time within the last five years been, or will be a United States real property holding corporation. If we are or were a United States real property holding corporation within the applicable period, then any gain recognized by non-U.S. Holders on the disposition of our common stock may be subject to Tax, including any applicable withholding tax.

Gain that is effectively connected with your conduct of a trade or business within the United States generally will be subject to U.S. federal income tax, net of certain deductions, at the same rates applicable to U.S. persons. If you are a corporation, the branch profits tax also may apply to such effectively connected gain. If the gain from the sale or disposition of your shares is effectively connected with your conduct of a trade or business in the United States but, under an applicable income tax treaty, is not attributable to a permanent establishment you maintain in the United States, your gain may be exempt from U.S. federal income tax under the income tax treaty. If you are described in the second bullet point above, you generally will be subject to U.S. federal income tax at a rate of 30% on the gain realized, although the gain may be offset by certain U.S. source capital losses realized during the same taxable year.

Information Reporting and Backup Withholding Requirements

We must report annually to the IRS and to each non-U.S. holder the amount of any dividends or other distributions we pay to you and the amount of tax we withhold on these distributions regardless of whether withholding is required. The IRS may make available copies of the information returns reporting those distributions and amounts withheld to the tax authorities in the country in which you reside pursuant to the provisions of an applicable income tax treaty or exchange of information treaty.

S-16

The United States imposes a backup withholding tax on any dividends and certain other types of payments to U.S. persons. You will not be subject to backup withholding tax on dividends you receive on your shares of our common stock if you provide proper certification of your status as a Non-U.S. Holder or you are one of several types of entities and organizations that qualify for an exemption (an “exempt recipient”).

Information reporting and backup withholding generally are not required with respect to the amount of any proceeds from the sale of your shares of our common stock outside the United States through a foreign office of a foreign broker that does not have certain specified connections to the United States. If you sell your shares of common stock through a U.S. broker or the U.S. office of a foreign broker, however, the broker will be required to report to the IRS the amount of proceeds paid to you, and also backup withhold on that amount, unless you provide appropriate certification to the broker of your status as a Non-U.S. Holder or you are an exempt recipient. Information reporting will also apply if you sell your shares of our common stock through a foreign broker deriving more than a specified percentage of its income from U.S.-related activities or having certain other connections to the United States, unless such broker has documentary evidence in its records that you are a Non-U.S. Holder and certain other conditions are met, or you are an exempt recipient. Any amounts withheld with respect to your shares of our common stock under the backup withholding rules will be refunded to you or credited against your U.S. federal income tax liability, if any, by the IRS if the required information is furnished in a timely manner.

Recently Enacted Withholding Legislation

Recently enacted legislation will generally impose a withholding tax of 30% on dividends and the gross proceeds of a disposition of our shares paid to a foreign financial institution unless such institution enters into an agreement with the U.S. government to withhold on certain payments and collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which would include certain account holders that are foreign entities with U.S. owners). This legislation will also generally impose a withholding tax of 30% on dividends and the gross proceeds of a disposition of our shares paid to a non-financial foreign entity unless such entity provides the withholding agent with a certification identifying the direct and indirect U.S. owners of the entity. These withholding taxes could potentially be imposed on dividends paid on our common stock after December 31, 2013, and on gross proceeds from sales or other dispositions of our common stock after December 31, 2014. Under certain circumstances, a holder of common stock may be eligible for a refund or credit of such taxes. You should consult your own tax advisor as to the possible implications of this legislation on your investment in shares of our common stock.

S-17

PLAN OF DISTRIBUTION

We are offering the shares of our common stock through a placement agent. Subject to the terms and conditions contained in the placement agent agreement, International Assets Advisory, LLC (the “Agent”) has agreed to act as the placement agent for this offering. The Agent may be deemed to be a statutory underwriter within the meaning of the Securities Act of 1933, as amended, in connection with its placement agent activities in this offering.

The Agent has no commitment to purchase any of our common stock and will act only as an agent in obtaining indications of interest in our common stock from selected investors. We agreed to pay the Agent a fee of 1% and to pay certain of its expenses.

We have agreed to indemnify the Agent and each of its respective partners, directors, officers, associates, affiliates, subsidiaries, employees, consultants, attorneys and agents against liabilities resulting from this offering and to contribute to payments the Agent may be required to make for these liabilities.

In the ordinary course of business, the Agent has engaged in, and may in the future engage in, financial advisory, investment banking and other transactions with us for which customary compensation has been, and will be paid.

Certain investors have agreed to purchase, and we have agreed to sell,                   shares of our common stock at a negotiated purchase price of $       per share.

The expenses of the offering, not including the placement agent fees, payable by us are estimated to be approximately $100,000.

S-18

LEGAL MATTERS

The validity of the issuance of the securities offered in this offering has been passed upon for us by McDonald Carano Wilson LLP.

EXPERTS

The consolidated financial statements, and the related financial statement schedule, incorporated in this Prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements and financial statement schedule have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

S-19

Filed pursuant to Rule 424(b)(3)

Registration No. 333-185760

$50,000,000

Common Stock

Preferred Stock

Debt Securities

Warrants

Units

From time to time, we may offer up to $50,000,000 of any combination of the securities described in this prospectus, either individually or in units. We may also offer Common Stock or preferred stock upon conversion of debt securities, Common Stock upon conversion of preferred stock, or Common Stock, preferred stock or debt securities upon the exercise of warrants. We will provide the specific terms of these offerings and securities in one or more supplements to this prospectus. We may also authorize the provision to you of one or more free writing prospectuses in connection with these offerings. The prospectus supplement and any related free writing prospectus may also add, update or change information we include in this prospectus. You should carefully read this prospectus, the applicable prospectus supplement and any related free writing prospectus, as well as any documents we incorporate by reference, before buying any of the securities being offered.

You should read this prospectus and any applicable prospectus supplement, as well as the documents incorporated by reference or deemed incorporated by reference into this prospectus and any prospectus supplement, carefully before you invest in our shares.

The Common Stock is listed on the NYSE MKT under the symbol “LODE.”

Investing in our securities involves risks that are referenced in the “Risk Factors” section, at page 8, of this prospectus and are set forth in our periodic reports filed with the Securities and Exchange Commission.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

 The date of this prospectus is January 11, 2013.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the Commission, utilizing a “shelf” registration process. Under this shelf registration process, we may, from time to time, offer and sell securities pursuant to this prospectus. This prospectus provides you with a general description of the securities we may offer.

Each time we offer and sell our securities, we will provide a prospectus supplement that will contain specific information about the terms of the specific securities being offered and which may add, update or change information in this prospectus. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement, you must rely on the information in the prospectus supplement. You should read carefully both this prospectus and any prospectus supplement, together with additional information described below under “Where You Can Find More Information” before you invest in our securities.

You should rely only on the information contained or incorporated by reference in this prospectus, any prospectus supplement or any free writing prospectus related to the applicable securities that is prepared by us or on our behalf or that is otherwise authorized by us. We have not authorized any other person to provide you with additional or different information. If anyone provides you with additional, different or inconsistent information, you should not rely on it. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus and the accompanying prospectus supplement is accurate on any date subsequent to the date set forth on the front of the document or that any information that we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference. Our business, financial condition, results of operation and prospects may have changed since those dates.

We will not use this prospectus to offer and sell securities unless it is accompanied by a prospectus supplement that more fully describes the securities being offered and the terms of the offering.

This prospectus does not contain all the information provided in the registration statement we filed with the Commission. For further information about us or the securities offered hereby, you should refer to that registration statement, which you can obtain from the Commission as described below under “Where You Can Find More Information.”

In this prospectus, unless otherwise specified or the context otherwise requires, “Comstock,” “we,” “us” and “our,” “our Company” or the “Company” refer to Comstock Mining Inc. and its consolidated subsidiaries. In addition, unless the context requires otherwise, reference to the “Board” refers to the Board of Directors of Comstock Mining Inc.

WHERE YOU CAN FIND MORE INFORMATION

We are required to file periodic reports, proxy statements and other information relating to our business, financial and other matters with the Commission under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Our filings are available to the public over the Internet at the Commission’s web site at http://www.sec.gov. You may also read and copy any document we file with the Commission at, and obtain a copy of any such document by mail from, the Commission’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549, at prescribed charges. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room and its charges.

We have filed with the Commission a registration statement on Form S-3 under the Securities Act with respect to our securities described in this prospectus. References to the “registration statement” or the “registration statement of which this prospectus is a part” mean the original registration statement and all amendments, including all schedules and exhibits. This prospectus does, and any prospectus supplement will, not contain all of the information in the registration statement because we have omitted parts of the registration statement in accordance with the rules of the Commission. Please refer to the registration statement for any information in the registration statement that is not contained in this prospectus or a prospectus supplement. The registration statement is available to the public over the Internet at the Commission’s web site described above and can be read and copied at the locations described above.

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Each statement made in this prospectus or any prospectus supplement concerning a document filed as an exhibit to the registration statement is qualified in its entirety by reference to that exhibit for a complete description of its provisions.

We make available, free of charge, on or through our web site, copies of our proxy statements, our annual reports on Form 10-K, our quarterly reports on Form 10-Q, our current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file them with or furnish them to the Commission. We maintain a web site at http://www.comstockmining.com. The information contained on our web site is not part of this prospectus, any prospectus supplement or the registration statement.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We have filed the following documents with the Commission pursuant to the Exchange Act and hereby incorporate them by reference in the registration statement:

We incorporate by reference the documents listed below and any future documents that we file with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement:

(a) Our annual report on Form 10-K for the fiscal year ended December 31, 2011, filed with the Commission on March 30, 2012 (the “2011 Form 10-K”);

(b) Our quarterly report on Form 10-Q for the period ended March 31, 2012, filed with the Commission on May 15, 2012 (the “First Quarter Form 10-Q”);

(c) Our quarterly report on Form 10-Q for the period ended June 30, 2012, filed with the Commission on August 14, 2012, as amended on Form 10-Q/A filed on September 14, 2012 (the “Second Quarter Form 10-Q”);

(d) Our quarterly report on Form 10-Q for the period ended September 30, 2012, filed with the Commission on November 13, 2012 (the “Third Quarter Form 10-Q”);

(e) Our current report filed with the Commission on February 10, 2012;

(f) Our current report filed with the Commission on February 22, 2012;

(g) Our current report on Form 8-K, filed with the Commission on April 4, 2012;

(h) Our current report on Form 8-K, filed with the Commission on June 20, 2012;

(i) Our current report on Form 8-K, filed with the Commission on July 30, 2012;

(j) Our current report on Form 8-K, filed with the Commission on November 5, 2012;

(k) Our current report on Form 8-K, filed with the Commission on November 19, 2012;

(l) Our current report on Form 8-K, filed with the Commission on December 14, 2012;

(m) Our proxy statement on Schedule 14A, filed with the Commission on May 3, 2012; and

(n) The description of our Common Stock contained in our Form 8-A (File No. 001-35200), filed with the Commission under Section 12 of the Exchange Act on June 8, 2011 (the “Form 8-A”).

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All documents subsequently filed by us with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the registration statement and to be a part hereof from the date of filing of such documents.

We make available copies of the documents incorporated by reference in this prospectus to each person, including any beneficial owner, to whom a prospectus is delivered, without charge, upon written or oral request. Such requests should be directed to:

Comstock Mining Inc.

P.O. Box 1118

Virginia City, Nevada 89440

Attention: Investor Relations

Telephone: (775) 847-5272

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SUMMARY

This summary highlights information contained elsewhere or incorporated by reference in this prospectus and does not contain all of the information you should consider in making your investment decision. You should read this summary together with the more detailed information included elsewhere or incorporated by reference in this prospectus, including financial statements and the related notes. You should carefully consider, among other things, the matters discussed under “Risks Factors” in the 2011 Form 10-K, the First Quarter Form 10-Q, the Second Quarter 10-Q, the Third Quarter 10-Q and in other documents that we subsequently file with the Commission that are incorporated by reference herein.

The Company

The Company is a Nevada-based, gold and silver mining company with extensive, contiguous property in the historic Comstock and Silver City mining districts (collectively, the “Comstock District”). The Comstock District is located within the western portion of the Basin and Range Province of Nevada, between Reno and Carson City. The Company began acquiring properties and developing projects in the Comstock District in 2003. Since then, the Company has consolidated a substantial portion of the Comstock District, secured permits, built an infrastructure and brought exploration projects into production.

The goal of our strategic plan is to deliver stockholder value by validating qualified resources (measured and indicated) and reserves (probable and proven) of at least 3,250,000 gold equivalent ounces in 2013, and commence commercial mining and processing operations with annual production rates of approximately 20,000 gold equivalent ounces.

Because of the Comstock District’s historical significance, the geology is well known and has been extensively studied by the Company, our advisors and many independent researchers. We have amassed a large library of historical and current data and detailed surface mapping of Comstock District properties. We use such data in conjunction with our drilling programs to expand our understanding of the Comstock District’s structural geology as well as its broader geological footprint.

The Company has 1,357 reverse circulation drilling (“RC”) and core holes, representing over 410,500 feet of drill data in the Lucerne Resource Area. This data has furthered our knowledge of the Lucerne’s mineralization and provided the information used to develop the mine plan for commencing production on the west side of the Lucerne. We also have 323 RC and core holes, representing over 59,000 feet of drill data in our Dayton Resource Area. In our exploration and development campaigns, all drilling, surface and down-hole surveying, hole abandonment, geologic logging, sampling, and assays were performed to industry-recognized standards.

Our Lucerne Resource Area is located in Storey County, Nevada, approximately three miles south of Virginia City and 30 miles southeast of Reno. Our Dayton Resource Area, the proposed site for our second commercial mining activities, is located in Lyon County, Nevada, approximately six miles south of Virginia City. Access to the properties is by State Route 342, a paved highway.

We continue acquiring additional properties in the Comstock District, expanding our footprint and creating opportunities for exploration and mining. The Company now owns or controls approximately 5,869 acres of mining claims in the Comstock District. The acreage is comprised of 1,336 acres of patented claims (private lands) and surface parcels (private lands) and 4,533 acres of unpatented mining claims, which the Bureau of Land Management (“BLM”) administers.

Strategic Plan

In April 2010, the Board approved a strategic plan designed to restructure and recapitalize the Company, accelerate mine development and production and continue exploration. Since then, we have accomplished all of the key milestones contemplated by the strategic plan within the time frame contemplated to date, including:

•	operational and management restructuring, including the appointment of a new chief executive officer, chief accounting officer, controller, vice president of strategic resource planning, vice president of operations, metallurgical process manager, senior mine planner and director of environmental and regulatory management;

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•	the 200:1 reverse stock split of all common shares outstanding;

•	the acquisition of ownership or control of more than 1,800 acres, leading to substantial increases in the Company’s measured, indicated and inferred resources;

•	balance sheet restructuring, including the exchange of approximately $29.4 million of secured convertible indebtedness for convertible preferred equity;

•	an equity capital raise of approximately $35.75 million through the issuance of convertible preferred equity;

•	listing of the Company’s Common Stock on the NYSE MKT; and

•	obtaining key required permits for exploration drilling and production purposes.

As part of the strategic plan, the Company has scheduled the exploration and development drilling intended to validate mine design and identify qualified resources and reserves with three intermediate objectives of validating measured and indicated resources containing 1,000,000 gold equivalent ounces, 1,500,000 gold equivalent ounces, and 2,000,000 gold equivalent ounces, respectively, and the long term planned objective of 3,250,000 gold equivalent ounces to be achieved in 2013, with an annual run rate of at least 20,000 gold equivalent ounces with respect to the Company’s existing exploration targets. The Company has already met the first two intermediate exploration objectives. The Company commenced the start of production operations in September 2012. See “Recent Developments — Production” below.

Related Party Transactions

Northern Comstock LLC

On October 20, 2010, the Company entered into an operating agreement to form Northern Comstock LLC (“Northern Comstock”) with Mr. Winfield, a shareholder of the Company, and an entity controlled by Mr. Winfield, DWC Resources, Inc. (“DWC”). As part of the operating agreement, the Company obtained the exclusive rights of production and exploration on certain property formerly owned by DWC in Storey County, Nevada and two parcels leased by Mr. John Winfield in Storey County, Nevada from the Sutro Tunnel Company and Virginia City Ventures.

As part of the operating agreement, the Company obtained the exclusive rights of production and exploration on certain parcels in Storey County, Nevada. The terms of the operating agreement provide that on each anniversary of the operating agreement, up to and including the thirty-ninth (39th) anniversary, the Company will make contributions in the amount of $862,500, in the form of Series A-1 Convertible Preferred Stock or cash upon request of Northern Comstock. If an event of default occurs under the operating agreement, the additional capital contributions could be accelerated and the entire unpaid amount of the Company’s capital contribution, up to the aggregate 34,500 shares of Series A-1 Convertible Preferred Stock (approximately 53 million shares of Common Stock as converted), could become issuable immediately. The Company has made the first three capital contributions and therefore there are capital contributions of 31,912.5 shares of Series A-1 Convertible Preferred Stock (approximately 49.0 million shares of Common Stock as converted) remaining as of October 31, 2012. The operating agreement further requires the Company to make certain capital expenditures of not less than $750,000 over five years with respect to each parcel.

Mineral production from the DWC-contributed property is subject to a royalty on a sliding scale to DWC. At gold prices over $750 per ounce, production of the first 500,000 ounces is subject to a 3% net smelter royalty. Production over 500,000 ounces is subject to a 6% net smelter royalty.

Mineral production on the Sutro property is subject to a royalty on a sliding scale to John Winfield. At gold prices over $250 per ounce, production of the first 500,000 ounces is subject to a 1% net smelter royalty. Production over 500,000 ounces is subject to a 2% net smelter royalty.

Under the terms of the operating agreement, all operating activities from the minerals or finished products produced from the parcel are conducted by the Company and recognized in the Company’s consolidated financial statements. The Company has no right to receive periodic or liquidating distributions related to any amounts contributed to Northern Comstock. The payments to Northern Comstock do not result in the acquisition of any equity interest in Northern Comstock as there is no entitlement to receive future distributions or changes in the fair value of the net assets of Northern Comstock.

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Tax Indemnification

On October 20, 2010, the Company exchanged senior secured convertible and senior indebtedness owed to Mr. Winfield and certain entities affiliated with Mr. Winfield (the “Winfield Group”) for shares of Series A-1 Convertible Preferred Stock. As part of the exchange, the Company agreed to indemnify the Winfield Group for any amounts as part of the exchange that are determined to be taxable as ordinary income to each member of the Winfield Group. Such indemnified amounts would include (i) any federal, state and local income tax, penalties and interest such member is actually obligated to pay out-of-pocket as a result of such determination, after taking into account (a) all increases in federal, state and local income taxes actually payable as a result of the receipt of any such indemnity payment and (b) the deduction to which such member would be entitled for federal income tax purposes for state and local income taxes paid. The Company may at its option, pay the indemnity amount either in cash or in a number of common shares equal to the indemnity amount divided by the average of the volume weighted average closing prices of common shares for the five consecutive trading days ending on the trading day that is immediately prior to the date of such payment. As of September 30, 2012, the Company has recorded a liability of $3,985,664 for this tax indemnification at the amount that is probable of being indemnified by the Company.

Recent Developments

Production

Our strategic plan called for a return to mine production during the third quarter of 2012. During the second quarter of 2012, we completed the expansion of the heap leach pad from its three existing cells to five cells. We also received and installed the new Merrill Crowe facility. We installed the crushing facility, including the jaw and cone crusher, the super stacker, conveyors and related components on site.

We have hired essentially all of our planned mine and processing staff. This includes the mining operations, crushing plant, Merrill Crowe facility, laboratory, and metallurgical process staff. With the additions of these staff, we are able to run our full mining operations.

In the third quarter of 2012, we commissioned the crushing and Merrill Crowe facilities, including successful calibration and testing of the facility’s equipment. We commenced the haulage of mineralized material from the mine to the crushing facility, and crushing and stacking material. Once material was stacked, we commenced processing and poured doré beginning in late September 2012.

Through October 31, 2012, the Company shipped 1,258 ounces of gold and 14,802 ounces of silver. In addition, the Company delivered 28 ounces of gold and 292 ounces of silver to the Northwest Territorial Mint, In Dayton, Nevada, to facilitate the minting of the commemorative bar celebrating the first pour. The combined sale of metal (received payments and payments due on gold and silver sold) was in excess of $2.5 million.

Through October 31, 2012, the Company has crushed over 175,000 dry tons of mineralized material. Material placed on the heap leach pad after crushing remains under solution for as long as the pad is utilized. Throughout this period, the recovery of gold and silver continues, but the most effective economic recovery of gold and silver takes between 45 to 60 days to complete. The recovery of gold and silver from the first month represents only a portion of the expected recovery. Once initiated, the Merrill-Crowe process is continuous. Likewise, the heap is continuously expanded as new material is brought from the mine and sent through the crusher. As a result, the amount of gold and silver recovered and shipped for payment always represents only a fraction of the ultimately recovered amount of gold and silver potential in the amount actually on the heap.

The Company has completed a financial analysis for the Lucerne mine and anticipates annual operating expenses, including mining, processing, royalties and mine administration costs of approximately $13.3 million per annum, with a production schedule that commences processing at a rate of one million tons per annum. The Company anticipates temporary, higher haulage costs of $2.25 million for the first nine months of operations in 2013, associated with hauling on an alternative route until a new Right of Way permit is issued to us by the BLM. These mining, processing and related costs do not include corporate administration or other general and administrative costs, nor do they include exploration and mine development costs.

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Surety Bond

In July 2012, the Company placed a $4.67 million reclamation surety bond, through the Lexon Surety Group with the State of Nevada’s Bureau of Mining Regulation Reclamation. The bond insures for the estimated costs required to safely reclaim the natural environment to the regulatory standards established by the State of Nevada’s Division of Environmental Protection with the purposes of ensuring public safety, protecting the waters of the state, and providing for post mining land use.

Working Capital and Equipment Financings

In July 2012, the Company entered into a Master Loan and Security Agreement and other arrangements with Caterpillar Financial Services Corporation (the “Cat Equipment Facility”) pursuant to which the Company may borrow up to $5 million secured by certain equipment of the Company. On July 30, 2012, the Company borrowed $2 million under the Cat Equipment Facility. The Cat Equipment Facility will bear interest at a rate of 5.85% with a term of 30 months except in the event of a default, including the occurrence of certain liquidity events, the principal balance will bear interest at a rate of the lesser of 18% per annum or the highest applicable rate allowed by law.

In July 2012, the Company also entered into an agreement with Resource Income Fund (“RIF”), with Auramet Trading, LLC (“Auramet”) acting as gold agent, pursuant to which the Company may borrow up to $5 million outstanding at any one time. The Company’s obligations under the agreement are secured by a security interest in all personal property of the Company and its wholly-owned subsidiary Comstock Mining LLC (the “Subsidiary”), and certain real estate owned by the Company within the Company’s starter mine (the “Starter Mine Patents”). The proceeds will be used for working capital and capital expenditures associated with the commencement of production. The proceeds will be repaid through the delivery of 3,720 ounces of gold payable in 12 semi-monthly deliveries of 310 ounces each beginning February 2013 and ending July 2013, or December 2013, if any amounts are redrawn under the agreement. The agreement is non-interest bearing except in the event of a default, in which case the balance would then bear interest at the lesser rate of 15% per annum or the highest applicable rate allowed by law.

The Company also granted to RIF a call option to purchase 5,950 ounces of gold at a strike price of $2,000 per ounce, exercisable on, and expiring on, July 24, 2013. In connection with entry into the agreement, the Company and the Subsidiary have also entered into a purchase and sale agreement with Auramet, and the Company entered into a trading agreement the terms of which will govern all transactions of metals between Auramet and the Company. The Company drew down $5 million under the agreement in July 2012.

Corporate Information

The Company’s executive offices are located at 1200 American Flat Road, Virginia City, Nevada 89440 and its telephone number is (775) 847-5272. The Company’s mailing address is P.O. Box 1118, Virginia City, Nevada 89440. The Company’s website address is www.comstockmining.com. The Company’s website and the information contained on, or that can be accessed through, the website are not part of this prospectus.

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FORWARD LOOKING STATEMENTS

The information appearing under “Statement Regarding Forward Looking Statements” in the 2011 Form 10-K, the First Quarter Form 10-Q, the Second Quarter 10-Q, the Third Quarter 10-Q, is hereby incorporated by reference.

RISK FACTORS

The information appearing under “Risks Factors” in the 2011 Form 10-K, the First Quarter Form 10-Q, the Second Quarter 10-Q, the Third Quarter 10-Q, is hereby incorporated by reference.

USE OF PROCEEDS

Except as may be described otherwise in any applicable prospectus supplement or free writing prospectus, we will use the net proceeds from the sale by us of the securities under this prospectus for general corporate purposes, which may include, among other things, funding acquisitions.

DESCRIPTION OF COMMON STOCK

The information appearing under “Item 1. Description of Registrant’s Securities to be Registered” in the Form 8-A, is hereby incorporated by reference. The Company currently has 48,466,267 shares of Common Stock issued and outstanding.

DESCRIPTION OF PREFERRED STOCK

Pursuant to our articles of incorporation, the Board has the authority, without further action by the stockholders (unless such stockholder action is required by applicable law or NYSE MKT rules), to designate and issue up to 50,000,000 shares of preferred stock in one or more series or classes, to establish from time to time the number of shares to be included in each such series or classes, and to fix the rights, privileges and preferences of such series or classes. Pursuant to the terms of our Series A-1 Convertible Preferred Stock, Series A-2 Convertible Preferred Stock and Series B Convertible Preferred Stock, we are prohibited from issuing preferred stock that ranks pari passu with such preferred shares without the prior written consent of such preferred stockholders. There are currently 23,499.49 shares of our Series A-1 Convertible Preferred Stock, 5,270.89 shares of our Series A-2 Convertible Preferred Stock and 28,399.18 shares of our Series A-1 Convertible Preferred Stock issued and outstanding. The Series A-1 Convertible Preferred Stock, Series A-2 Convertible Preferred Stock and Series B Convertible Preferred Stock have the rights, privileges and preferences of each series set forth in their respective certificates of designations, which are hereby incorporated by reference from Exhibits 4.1, 4.2 and 4.3, respectively, to the Company’s current report on Form 8-K filed with the Commission on October 21, 2010.

The Board will fix the rights, privileges and preferences of the preferred stock of each series or class, as well as the qualifications, limitations or restrictions thereon, in the certificate of designation relating to that series. We will file as an exhibit to the registration statement of which this prospectus is a part, or will incorporate by reference from reports that we file with the Commission, the form of any certificate of designation that describes the terms of the series of preferred stock we are offering before the issuance of that series of preferred stock. This description will include:

•	the title and stated value;
•	the number of shares we are offering;
•	the liquidation preference per share;
•	the purchase price;
•	the dividend rate, period and payment date and method of calculation for dividends;
•	whether dividends will be cumulative or non-cumulative and, if cumulative, the date from which dividends will accumulate;
•	the procedures for any auction and remarketing, if any;
•	the provisions for a sinking fund, if any;

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•	the provisions for redemption or repurchase, if applicable, and any restrictions on our ability to exercise those redemption and repurchase rights;
•	any listing of the preferred stock on any securities exchange or market;
•	whether the preferred stock will be convertible into our Common Stock, and, if applicable, the conversion price, or how it will be calculated, and the conversion period;
•	whether the preferred stock will be exchangeable into debt securities, and, if applicable, the exchange price, or how it will be calculated, and the exchange period;
•	voting rights, if any, of the preferred stock;
•	preemptive rights, if any;
•	restrictions on transfer, sale or other assignment, if any;
•	whether interests in the preferred stock will be represented by depositary shares;
•	a discussion of any material United States federal income tax considerations applicable to the preferred stock;
•	the relative ranking and preferences of the preferred stock as to dividend rights and rights if we liquidate, dissolve or wind up our affairs;
•	any limitations on the issuance of any class or series of preferred stock ranking senior to or on a parity with the series of preferred stock as to dividend rights and rights if we liquidate, dissolve or wind up our affairs; and
•	any other specific terms, preferences, rights or limitations of, or restrictions on, the preferred stock.

The Board may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our Common Stock. Preferred stock could be issued quickly with terms designed to delay or prevent a change in control of our company or make removal of management more difficult. Additionally, the issuance of preferred stock may have the effect of decreasing the market price of our Common Stock.

DESCRIPTION OF DEBT SECURITIES

We may issue debt securities, in one or more series, as either senior or subordinated debt or as senior or subordinated convertible debt. Pursuant to the terms of our Series A-1 Convertible Preferred Stock, Series A-2 Convertible Preferred Stock and Series B Convertible Preferred Stock, we are prohibited from issuing debt without the prior written consent of the preferred stockholders. While the terms we have summarized below will apply generally to any debt securities that we may offer under this prospectus, we will describe the particular terms of any debt securities that we may offer in more detail in the applicable prospectus supplement. The terms of any debt securities offered under a prospectus supplement may differ from the terms described below. Unless the context requires otherwise, whenever we refer to the indentures, we also are referring to any supplemental indentures that specify the terms of a particular series of debt securities.

We will issue the senior debt securities under the senior indenture that we will enter into with the trustee named in the senior indenture. We will issue the subordinated debt securities under the subordinated indenture that we will enter into with the trustee named in the subordinated indenture. The indentures will be qualified under the Trust Indenture Act of 1939. We use the term “debenture trustee” to refer to either the trustee under the senior indenture or the trustee under the subordinated indenture, as applicable. We have filed forms of indentures to the registration statement of which this prospectus is a part, and supplemental indentures and forms of debt securities containing the terms of the debt securities being offered will be filed as exhibits to the registration statement of which this prospectus is a part or will be incorporated by reference from reports that we file with the Commission.

The following summaries of material provisions of the senior debt securities, the subordinated debt securities and the indentures are subject to, and qualified in their entirety by reference to, all of the provisions of the indenture applicable to a particular series of debt securities. We urge you to read the applicable prospectus supplements and any related free writing prospectuses related to the debt securities that we may offer under this prospectus, as well as the complete indentures that contains the terms of the debt securities. Except as we may otherwise indicate, the terms of the senior indenture and the subordinated indenture are identical.

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General

We will describe in the applicable prospectus supplement the terms of the series of debt securities being offered, including:

•	the title;

•	whether or not such debt securities are guaranteed by our subsidiaries or other entities;

•	the principal amount being offered, and if a series, the total amount authorized and the total amount outstanding;

•	any limit on the amount that may be issued;

•	whether or not we will issue the series of debt securities in global form, the terms and who the depositary will be;

•	the maturity date;

•	whether and under what circumstances, if any, we will pay additional amounts on any debt securities held by a person who is not a United States person for tax purposes, and whether we can redeem the debt securities if we have to pay such additional amounts;

•	the annual interest rate, which may be fixed or variable, or the method for determining the rate and the date interest will begin to accrue, the dates interest will be payable and the regular record dates for interest payment dates or the method for determining such dates;

•	whether or not the debt securities will be secured or unsecured, and the terms of any secured debt;

•	the terms of the subordination of any series of subordinated debt;

•	the place where payments will be payable;

•	restrictions on transfer, sale or other assignment, if any;

•	our right, if any, to defer payment of interest and the maximum length of any such deferral period;

•	the date, if any, after which, and the price at which, we may, at our option, redeem the series of debt securities pursuant to any optional or provisional redemption provisions and the terms of those redemption provisions;

•	the date, if any, on which, and the price at which we are obligated, pursuant to any mandatory sinking fund or analogous fund provisions or otherwise, to redeem, or at the holder’s option to purchase, the series of debt securities and the currency or currency unit in which the debt securities are payable;

•	whether the indenture will restrict our ability and/or the ability of our subsidiaries to:

•	incur additional indebtedness;

•	issue additional securities;

•	create liens;

•	pay dividends and make distributions in respect of our capital stock and the capital stock of our subsidiaries;

•	redeem capital stock;

•	place restrictions on our subsidiaries’ ability to pay dividends, make distributions or transfer assets;

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•	make investments or other restricted payments;

•	sell or otherwise dispose of assets;

•	enter into sale-leaseback transactions;

•	engage in transactions with stockholders and affiliates;

•	issue or sell stock of our subsidiaries; or

•	effect a consolidation or merger;

•	whether the indenture will require us to maintain any interest coverage, fixed charge, cash flow-based, asset-based or other financial ratios;

•	a discussion of any material United States federal income tax considerations applicable to the debt securities;

•	information describing any book-entry features;

•	provisions for a sinking fund purchase or other analogous fund, if any;

•	the applicability of the provisions in the indenture on discharge;

•	whether the debt securities are to be offered at a price such that they will be deemed to be offered at an “original issue discount” as defined in paragraph (a) of Section 1273 of the Internal Revenue Code;

•	the denominations in which we will issue the series of debt securities, if other than denominations of $1,000 and any integral multiple thereof;

•	the currency of payment of debt securities if other than U.S. dollars and the manner of determining the equivalent amount in U.S. dollars; and

•

any other specific terms, preferences, rights or limitations of, or restrictions on, the debt securities, including any additional events of default or covenants provided with respect to the debt securities, and any terms that may be required by us or advisable under applicable laws or regulations.

Conversion or Exchange Rights

We will set forth in the prospectus supplement the terms on which a series of debt securities may be convertible into or exchangeable for our Common Stock or our other securities. We will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option. We may include provisions pursuant to which the number of shares of our Common Stock or our other securities that the holders of the series of debt securities receive would be subject to adjustment.

Consolidation, Merger or Sale

Unless we provide otherwise in the prospectus supplement applicable to a particular series of debt securities, the indentures will not contain any covenant that restricts our ability to merge or consolidate, or sell, convey, transfer or otherwise dispose of all or substantially all of our assets. However, any successor to or acquirer of such assets must assume all of our obligations under the indentures or the debt securities, as appropriate. If the debt securities are convertible into or exchangeable for our other securities or securities of other entities, the person with whom we consolidate or merge or to whom we sell all of our property must make provisions for the conversion of the debt securities into securities that the holders of the debt securities would have received if they had converted the debt securities before the consolidation, merger or sale.

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Events of Default Under the Indenture

Unless we provide otherwise in the prospectus supplement applicable to a particular series of debt securities, the following are events of default under the indentures with respect to any series of debt securities that we may issue:

•	if we fail to pay interest when due and payable and our failure continues for 90 days and the time for payment has not been extended or deferred;

•	if we fail to pay the principal, premium or sinking fund payment, if any, when due and payable and the time for payment has not been extended or delayed;

•	if we fail to observe or perform any other covenant contained in the debt securities or the indentures, other than a covenant specifically relating to another series of debt securities, and our failure continues for 90 days after we receive notice from the debenture trustee or holders of at least 25% in aggregate principal amount of the outstanding debt securities of the applicable series; and

•	if specified events of bankruptcy, insolvency or reorganization occur.

If an event of default with respect to debt securities of any series occurs and is continuing, other than an event of default specified in the last bullet point above, the debenture trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series, by notice to us in writing, and to the debenture trustee if notice is given by such holders, may declare the unpaid principal of, premium, if any, and accrued interest, if any, due and payable immediately. If an event of default specified in the last bullet point above occurs with respect to us, the principal amount of and accrued interest, if any, of each issue of debt securities then outstanding shall be due and payable without any notice or other action on the part of the debenture trustee or any holder.

The holders of a majority in principal amount of the outstanding debt securities of an affected series may waive any default or event of default with respect to the series and its consequences, except defaults or events of default regarding payment of principal, premium, if any, or interest, unless we have cured the default or event of default in accordance with the indenture. Any waiver shall cure the default or event of default.

Subject to the terms of the indentures, if an event of default under an indenture shall occur and be continuing, the debenture trustee will be under no obligation to exercise any of its rights or powers under such indenture at the request or direction of any of the holders of the applicable series of debt securities, unless such holders have offered the debenture trustee reasonable indemnity. The holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the debenture trustee, or exercising any trust or power conferred on the debenture trustee, with respect to the debt securities of that series, provided that:

•	the direction so given by the holder is not in conflict with any law or the applicable indenture; and

•	subject to its duties under the Trust Indenture Act of 1939, the debenture trustee need not take any action that might involve it in personal liability or might be unduly prejudicial to the holders not involved in the proceeding.

A holder of the debt securities of any series will have the right to institute a proceeding under the indentures or to appoint a receiver or trustee, or to seek other remedies only if:

•	the holder has given written notice to the debenture trustee of a continuing event of default with respect to that series;

•	the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made written request, and such holders have offered reasonable indemnity to the debenture trustee to institute the proceeding as trustee; and

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the debenture trustee does not institute the proceeding, and does not receive from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series other conflicting directions within 90 days after the notice, request and offer.

These limitations do not apply to a suit instituted by a holder of debt securities if we default in the payment of the principal, premium, if any, or interest on, the debt securities.

We will periodically file statements with the debenture trustee regarding our compliance with specified covenants in the indentures.

Modification of Indenture; Waiver

We and the debenture trustee may change an indenture without the consent of any holders with respect to specific matters:

•	to fix any ambiguity, defect or inconsistency in the indenture;

•	to comply with the provisions described above under “Description of Debt Securities — Consolidation, Merger or Sale;”

•	to comply with any requirements of the Commission in connection with the qualification of any indenture under the Trust Indenture Act of 1939;

•	to add to, delete from or revise the conditions, limitations, and restrictions on the authorized amount, terms, or purposes of issue, authentication and delivery of debt securities, as set forth in the indenture;

•	to provide for the issuance of and establish the form and terms and conditions of the debt securities of any series as provided under “Description of Debt Securities — General” to establish the form of any certifications required to be furnished pursuant to the terms of the indenture or any series of debt securities, or to add to the rights of the holders of any series of debt securities;

•	to evidence and provide for the acceptance of appointment hereunder by a successor trustee;

•	to provide for uncertificated debt securities in addition to or in place of certificated debt securities and to make all appropriate changes for such purpose;

•	to add to our covenants such new covenants, restrictions, conditions or provisions for the protection of the holders, and to make the occurrence, or the occurrence and the continuance, of a default in any such additional covenants, restrictions, conditions or provisions an event of default; or

•	to change anything that does not materially adversely affect the interests of any holder of debt securities of any series.

In addition, under the indentures, the rights of holders of a series of debt securities may be changed by us and the debenture trustee with the written consent of the holders of at least a majority in aggregate principal amount of the outstanding debt securities of each series that is affected. However, unless we provide otherwise in the prospectus supplement applicable to a particular series of debt securities, we and the debenture trustee may make the following changes only with the consent of each holder of any outstanding debt securities affected:

•	extending the fixed maturity of the series of debt securities;

•	reducing the principal amount, reducing the rate of or extending the time of payment of interest, or reducing any premium payable upon the redemption of any debt securities; or

•	reducing the percentage of debt securities, the holders of which are required to consent to any amendment, supplement, modification or waiver.

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Discharge

Each indenture provides that we can elect to be discharged from our obligations with respect to one or more series of debt securities, except for specified obligations, including obligations to:

•	register the transfer or exchange of debt securities of the series;

•	replace stolen, lost or mutilated debt securities of the series;

•	maintain paying agencies;

•	hold monies for payment in trust;

•	recover excess money held by the debenture trustee;

•	compensate and indemnify the debenture trustee; and

•	appoint any successor trustee.

In order to exercise our rights to be discharged, we must deposit with the debenture trustee money or government obligations sufficient to pay all the principal of, any premium, if any, and interest on, the debt securities of the series on the dates payments are due.

Form, Exchange and Transfer

We will issue the debt securities of each series only in fully registered form without coupons and, unless we provide otherwise in the applicable prospectus supplement, in denominations of $1,000 and any integral multiple thereof. The indentures provide that we may issue debt securities of a series in temporary or permanent global form and as book-entry securities that will be deposited with, or on behalf of, The Depository Trust Company or another depositary named by us and identified in a prospectus supplement with respect to that series. See “Legal Ownership of Securities” for a further description of the terms relating to any book-entry securities.

At the option of the holder, subject to the terms of the indentures and the limitations applicable to global securities described in the applicable prospectus supplement, the holder of the debt securities of any series can exchange the debt securities for other debt securities of the same series, in any authorized denomination and of like tenor and aggregate principal amount.

Subject to the terms of the indentures and the limitations applicable to global securities set forth in the applicable prospectus supplement, holders of the debt securities may present the debt securities for exchange or for registration of transfer, duly endorsed or with the form of transfer endorsed thereon duly executed if so required by us or the security registrar, at the office of the security registrar or at the office of any transfer agent designated by us for this purpose. Unless otherwise provided in the debt securities that the holder presents for transfer or exchange, we will impose no service charge for any registration of transfer or exchange, but we may require payment of any taxes or other governmental charges.

We will name in the applicable prospectus supplement the security registrar, and any transfer agent in addition to the security registrar, that we initially designate for any debt securities. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the debt securities of each series.

If we elect to redeem the debt securities of any series, we will not be required to:

•	issue, register the transfer of, or exchange any debt securities of that series during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any debt securities that may be selected for redemption and ending at the close of business on the day of the mailing; or

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•	register the transfer of or exchange any debt securities so selected for redemption, in whole or in part, except the unredeemed portion of any debt securities we are redeeming in part.

Information Concerning the Debenture Trustee

The debenture trustee, other than during the occurrence and continuance of an event of default under an indenture, undertakes to perform only those duties as are specifically set forth in the applicable indenture. Upon an event of default under an indenture, the debenture trustee must use the same degree of care as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the debenture trustee is under no obligation to exercise any of the powers given it by the indentures at the request of any holder of debt securities unless it is offered reasonable security and indemnity against the costs, expenses and liabilities that it might incur.

Payment and Paying Agents

Unless we otherwise indicate in the applicable prospectus supplement, we will make payment of the interest on any debt securities on any interest payment date to the person in whose name the debt securities, or one or more predecessor securities, are registered at the close of business on the regular record date for the interest.

We will pay principal of and any premium and interest on the debt securities of a particular series at the office of the paying agents designated by us, except that unless we otherwise indicate in the applicable prospectus supplement, we will make interest payments by check that we will mail to the holder or by wire transfer to certain holders. Unless we otherwise indicate in the applicable prospectus supplement, we will designate the corporate trust office of the debenture trustee in the City of New York as our sole paying agent for payments with respect to debt securities of each series. We will name in the applicable prospectus supplement any other paying agents that we initially designate for the debt securities of a particular series. We will maintain a paying agent in each place of payment for the debt securities of a particular series.

All money we pay to a paying agent or the debenture trustee for the payment of the principal of or any premium or interest on any debt securities that remains unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to us, and the holder of the debt security thereafter may look only to us for payment thereof.

Governing Law

The indentures and the debt securities will be governed by and construed in accordance with the laws of the State of New York, except to the extent that the Trust Indenture Act of 1939 is applicable.

Subordination of Subordinated Debt Securities

The subordinated debt securities will be unsecured and will be subordinate and junior in priority of payment to certain of our other indebtedness to the extent described in a prospectus supplement. The subordinated indenture does not limit the amount of subordinated debt securities that we may issue, nor does it limit us from issuing any other secured or unsecured debt.

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of Common Stock, preferred stock and/or debt securities in one or more series. We may issue warrants independently or together with Common Stock, preferred stock and/or debt securities, and the warrants may be attached to or separate from these securities. While the terms summarized below will apply generally to any warrants that we may offer, we will describe the particular terms of any series of warrants in more detail in the applicable prospectus supplement. The terms of any warrants offered under a prospectus supplement may differ from the terms described below.

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We will file as exhibits to the registration statement of which this prospectus is a part, or will incorporate by reference from reports that we file with the Commission, the form of warrant agreement, including a form of warrant certificate, that describes the terms of the particular series of warrants we are offering before the issuance of the related series of warrants. The following summaries of material provisions of the warrants and the warrant agreements are subject to, and qualified in their entirety by reference to, all the provisions of the warrant agreement and warrant certificate applicable to the particular series of warrants that we may offer under this prospectus. We urge you to read the applicable prospectus supplements related to the particular series of warrants that we may offer under this prospectus, as well as any related free writing prospectuses, and the complete warrant agreements and warrant certificates that contain the terms of the warrants.

General

We will describe in the applicable prospectus supplement the terms of the series of warrants being offered, including:

•	the offering price and aggregate number of warrants offered;

•	the currency for which the warrants may be purchased;

•	if applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each such security or each principal amount of such security;

•	if applicable, the date on and after which the warrants and the related securities will be separately transferable;

•	in the case of warrants to purchase debt securities, the principal amount of debt securities purchasable upon exercise of one warrant and the price at, and currency in which, this principal amount of debt securities may be purchased upon such exercise;

•	in the case of warrants to purchase Common Stock or preferred stock, the number of shares of Common Stock or preferred stock, as the case may be, purchasable upon the exercise of one warrant and the price at which these shares may be purchased upon such exercise;

•	the effect of any merger, consolidation, sale or other disposition of our business on the warrant agreements and the warrants;

•	the terms of any rights to redeem or call the warrants;

•	any provisions for changes to or adjustments in the exercise price or number of securities issuable upon exercise of the warrants;

•	the dates on which the right to exercise the warrants will commence and expire;

•	the manner in which the warrant agreements and warrants may be modified;

•	a discussion of any material or special United States federal income tax consequences of holding or exercising the warrants;

•	the terms of the securities issuable upon exercise of the warrants; and

•	any other specific terms, preferences, rights or limitations of or restrictions on the warrants.

Before exercising their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon such exercise, including:

•	in the case of warrants to purchase debt securities, the right to receive payments of principal of, or premium, if any, or interest on, the debt securities purchasable upon exercise or to enforce covenants in the applicable indenture; or

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in the case of warrants to purchase Common Stock or preferred stock, the right to receive dividends, if any, or payments upon our liquidation, dissolution or winding up or to exercise voting rights, if any.

Exercise of Warrants

Each warrant will entitle the holder to purchase the securities that we specify in the applicable prospectus supplement at the exercise price that we describe in the applicable prospectus supplement. Holders of the warrants may exercise the warrants at any time up to the specified time on the expiration date that we set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

Holders of the warrants may exercise the warrants by delivering the warrant certificate representing the warrants to be exercised together with specified information, and paying the required amount to the warrant agent in immediately available funds, as provided in the applicable prospectus supplement. We will set forth on the reverse side of the warrant certificate and in the applicable prospectus supplement the information that the holder of the warrant will be required to deliver to the warrant agent.

Upon receipt of the required payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will issue and deliver the securities purchasable upon such exercise. If fewer than all of the warrants represented by the warrant certificate are exercised, then we will issue a new warrant certificate for the remaining amount of warrants. If we so indicate in the applicable prospectus supplement, holders of the warrants may surrender securities as all or part of the exercise price for warrants.

Governing Law

Unless we provide otherwise in the applicable prospectus supplement, the warrants and warrant agreements will be governed by and construed in accordance with the laws of the State of New York.

Enforceability of Rights by Holders of Warrants

Each warrant agent will act solely as our agent under the applicable warrant agreement and will not assume any obligation or relationship of agency or trust with any holder of any warrant. A single bank or trust company may act as warrant agent for more than one issue of warrants. A warrant agent will have no duty or responsibility in case of any default by us under the applicable warrant agreement or warrant, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a warrant may, without the consent of the related warrant agent or the holder of any other warrant, enforce by appropriate legal action its right to exercise, and receive the securities purchasable upon exercise of, its warrants.

DESCRIPTION OF UNITS

We may issue, in one more series, units consisting of Common Stock, preferred stock, debt securities and/or warrants for the purchase of Common Stock, preferred stock and/or debt securities in any combination. While the terms we have summarized below will apply generally to any units that we may offer under this prospectus, we will describe the particular terms of any series of units in more detail in the applicable prospectus supplement. The terms of any units offered under a prospectus supplement may differ from the terms described below.

We will file as exhibits to the registration statement of which this prospectus is a part, or will incorporate by reference from reports that we file with the Commission, the form of unit agreement that describes the terms of the series of units we are offering, and any supplemental agreements, before the issuance of the related series of units. The following summaries of material terms and provisions of the units are subject to, and qualified in their entirety by reference to, all the provisions of the unit agreement and any supplemental agreements applicable to a particular series of units. We urge you to read the applicable prospectus supplements related to the particular series of units that we may offer under this prospectus, as well as any related free writing prospectuses and the complete unit agreement and any supplemental agreements that contain the terms of the units.

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General

We will issue each unit so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which we issue a unit may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date.

We will describe in the applicable prospectus supplement the terms of the series of units being offered, including:

•	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any provisions of the governing unit agreement that differ from those described below; and

•	any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units.

The provisions described in this section, as well as those described under “Description of Common Stock,” “Description of Preferred Stock,” “Description of Debt Securities” and “Description of Warrants” will apply to each unit and to any Common stock, preferred stock, debt security or warrant included in each unit, respectively.

Issuance in Series

We may issue units in such amounts and in such numerous distinct series as we determine.

Enforceability of Rights by Holders of Units

Each unit agent will act solely as our agent under the applicable unit agreement and will not assume any obligation or relationship of agency or trust with any holder of any unit. A single bank or trust company may act as unit agent for more than one series of units. A unit agent will have no duty or responsibility in case of any default by us under the applicable unit agreement or unit, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a unit may, without the consent of the related unit agent or the holder of any other unit, enforce by appropriate legal action its rights as holder under any security included in the unit.

We, and any unit agent and any of their agents, may treat the registered holder of any unit certificate as an absolute owner of the units evidenced by that certificate for any purpose and as the person entitled to exercise the rights attaching to the units so requested, despite any notice to the contrary. See “Legal Ownership of Securities” below.

LEGAL OWNERSHIP OF SECURITIES

We can issue securities in registered form or in the form of one or more global securities. We describe global securities in greater detail below. We refer to those persons who have securities registered in their own names on the books that we or any applicable trustee, depositary or warrant agent maintain for this purpose as the “holders” of those securities. These persons are the legal holders of the securities. We refer to those persons who, indirectly through others, own beneficial interests in securities that are not registered in their own names, as “indirect holders” of those securities. As we discuss below, indirect holders are not legal holders, and investors in securities issued in book-entry form or in street name will be indirect holders.

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Book-Entry Holders

We may issue securities in book-entry form only, as we will specify in the applicable prospectus supplement. This means securities may be represented by one or more global securities registered in the name of a financial institution that holds them as depositary on behalf of other financial institutions that participate in the depositary’s book-entry system. These participating institutions, which are referred to as participants, in turn, hold beneficial interests in the securities on behalf of themselves or their customers.

Only the person in whose name a security is registered is recognized as the holder of that security. Securities issued in global form will be registered in the name of the depositary or its participants. Consequently, for securities issued in global form, we will recognize only the depositary as the holder of the securities, and we will make all payments on the securities to the depositary. The depositary passes along the payments it receives to its participants, which in turn pass the payments along to their customers who are the beneficial owners. The depositary and its participants do so under agreements they have made with one another or with their customers; they are not obligated to do so under the terms of the securities.

As a result, investors in a book-entry security will not own securities directly. Instead, they will own beneficial interests in a global security, through a bank, broker or other financial institution that participates in the depositary’s book-entry system or holds an interest through a participant. As long as the securities are issued in global form, investors will be indirect holders, and not holders, of the securities.

Street Name Holders

We may terminate a global security or issue securities in non-global form. In these cases, investors may choose to hold their securities in their own names or in “street name.” Securities held by an investor in street name would be registered in the name of a bank, broker or other financial institution that the investor chooses, and the investor would hold only a beneficial interest in those securities through an account he or she maintains at that institution.

For securities held in street name, we will recognize only the intermediary banks, brokers and other financial institutions in whose names the securities are registered as the holders of those securities, and we will make all payments on those securities to them. These institutions pass along the payments they receive to their customers who are the beneficial owners, but only because they agree to do so in their customer agreements or because they are legally required to do so. Investors who hold securities in street name will be indirect holders, not holders, of those securities.

Legal Holders

Our obligations, as well as the obligations of any applicable trustee and of any third parties employed by us or a trustee, run only to the legal holders of the securities. We do not have obligations to investors who hold beneficial interests in global securities, in street name or by any other indirect means. This will be the case whether an investor chooses to be an indirect holder of a security or has no choice because we are issuing the securities only in global form.

For example, once we make a payment or give a notice to the holder, we have no further responsibility for the payment or notice even if that holder is required, under agreements with depositary participants or customers or by law, to pass it along to the indirect holders but does not do so. Similarly, we may want to obtain the approval of the holders to amend an indenture, to relieve us of the consequences of a default or of our obligation to comply with a particular provision of the indenture or for other purposes. In such an event, we would seek approval only from the holders, and not the indirect holders, of the securities. Whether and how the holders contact the indirect holders is up to the holders.

Special Considerations For Indirect Holders

If you hold securities through a bank, broker or other financial institution, either in book-entry form or in street name, you should check with your own institution to find out:

•	how it handles securities payments and notices;

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•	whether it imposes fees or charges;

•	how it would handle a request for the holders’ consent, if ever required;

•	whether and how you can instruct it to send you securities registered in your own name so you can be a holder, if that is permitted in the future;

•	how it would exercise rights under the securities if there were a default or other event triggering the need for holders to act to protect their interests; and

•	if the securities are in book-entry form, how the depositary’s rules and procedures will affect these matters.

Global Securities

A global security is a security that represents one or any other number of individual securities held by a depositary. Generally, all securities represented by the same global securities will have the same terms.

Each security issued in book-entry form will be represented by a global security that we deposit with and register in the name of a financial institution or its nominee that we select. The financial institution that we select for this purpose is called the depositary. Unless we specify otherwise in the applicable prospectus supplement, The Depository Trust Company, New York, New York, known as DTC, will be the depositary for all securities issued in book-entry form.

A global security may not be transferred to or registered in the name of anyone other than the depositary, its nominee or a successor depositary, unless special termination situations arise. We describe those situations below under “Special Situations When a Global Security Will Be Terminated.” As a result of these arrangements, the depositary, or its nominee, will be the sole registered owner and holder of all securities represented by a global security, and investors will be permitted to own only beneficial interests in a global security. Beneficial interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account with the depositary or with another institution that does. Thus, an investor whose security is represented by a global security will not be a holder of the security, but only an indirect holder of a beneficial interest in the global security.

If the prospectus supplement for a particular security indicates that the security will be issued in global form only, then the security will be represented by a global security at all times unless and until the global security is terminated. If termination occurs, we may issue the securities through another book-entry clearing system or decide that the securities may no longer be held through any book-entry clearing system.

Special Considerations For Global Securities

The rights of an indirect holder relating to a global security will be governed by the account rules of the investor’s financial institution and of the depositary, as well as general laws relating to securities transfers. We do not recognize an indirect holder as a holder of securities and instead deal only with the depositary that holds the global security.

If securities are issued only in the form of a global security, an investor should be aware of the following:

•	an investor cannot cause the securities to be registered in his or her name, and cannot obtain non-global certificates for his or her interest in the securities, except in the special situations we describe below;

•	an investor will be an indirect holder and must look to his or her own bank or broker for payments on the securities and protection of his or her legal rights relating to the securities, as we describe above;

•	an investor may not be able to sell interests in the securities to some insurance companies and to other institutions that are required by law to own their securities in non-book-entry form;

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•	an investor may not be able to pledge his or her interest in a global security in circumstances where certificates representing the securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective;

•	the depositary’s policies, which may change from time to time, will govern payments, transfers, exchanges and other matters relating to an investor’s interest in a global security;

•	we and any applicable trustee have no responsibility for any aspect of the depositary’s actions or for its records of ownership interests in a global security, nor do we or any applicable trustee supervise the depositary in any way;

•	the depositary may, and we understand that DTC will, require that those who purchase and sell interests in a global security within its book-entry system use immediately available funds, and your broker or bank may require you to do so as well; and

•	financial institutions that participate in the depositary’s book-entry system, and through which an investor holds its interest in a global security, may also have their own policies affecting payments, notices and other matters relating to the securities.

There may be more than one financial intermediary in the chain of ownership for an investor. We do not monitor and are not responsible for the actions of any of those intermediaries.

Special Situations When a Global Security Will Be Terminated

In a few special situations described below, the global security will terminate and interests in it will be exchanged for physical certificates representing those interests. After that exchange, the choice of whether to hold securities directly or in street name will be up to the investor. Investors must consult their own banks or brokers to find out how to have their interests in securities transferred to their own name, so that they will be direct holders. We have described the rights of holders and street name investors above.

Unless we provide otherwise in the applicable prospectus supplement, the global security will terminate when the following special situations occur:

•	if the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary for that global security and we do not appoint another institution to act as depositary within 90 days;

•	if we notify any applicable trustee that we wish to terminate that global security; or

•	if an event of default has occurred with regard to securities represented by that global security and has not been cured or waived.

The prospectus supplement may also list additional situations for terminating a global security that would apply only to the particular series of securities covered by the applicable prospectus supplement. When a global security terminates, the depositary, and not we or any applicable trustee, is responsible for deciding the names of the institutions that will be the initial direct holders.

PLAN OF DISTRIBUTION

We may sell the securities covered by this prospectus from time to time. Registration of the securities covered by this prospectus does not mean, however, that those securities will necessarily be offered or sold. We may sell the securities separately or together: through one or more underwriters in a public offering and sale by them; directly to investors (in those jurisdictions where we are authorized to do so); through agents; or through a combination of any of these methods of sale. We may sell the securities from time to time: in one or more transactions at a fixed price or prices, that may be changed from time to time; at market prices prevailing at the time of sale; at prices related to prevailing market prices; or at negotiated prices. We will describe the method of distribution of the securities and the terms of the offering in the applicable prospectus supplement.

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If underwriters are used for the sale of any securities, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions described above. The securities may be either offered to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters. Generally, the underwriters’ obligations to purchase the securities will be subject to conditions precedent and the underwriters will be obligated to purchase all of the securities if they purchase any of the securities. We may grant underwriters who participate in the distribution of securities an option to purchase additional securities in connection with the distribution. Any underwriter or agent involved in the offer and sale of the securities will be named in the related prospectus supplement.

Underwriters may offer and sell the securities at a fixed price or prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices, or at negotiated prices. We also may, from time to time, authorize dealers, acting as our agents, to offer and sell the securities upon the terms and conditions described in the related prospectus supplement. Underwriters may receive compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the securities for whom they may act as agent. Underwriters may sell the securities to or through dealers, and the dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions, which may be changed from time to time, from the purchasers for whom they may act as agents.

Any underwriting compensation paid by us to underwriters or agents in connection with the offering of the securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be stated in the related prospectus supplement. Dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions under the applicable securities laws.

Shares of our Common Stock are quoted on the NYSE MKT. In connection with any offering of securities, the underwriters may purchase and sell securities in the open market and engage in over-allotment transactions, short-covering transactions, penalty bids and stabilizing transactions in accordance with Regulation M under the Exchange Act. Over-allotment involves sales of securities in excess of the offering size of securities to be purchased by the underwriters in an offering, which creates a short position for the underwriters. Short-covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Stabilizing transactions consist of certain bids or purchases of securities made for the purpose of preventing or retarding a decline in the market price of the securities while the offering is in progress. Any of these activities may have the effect of preventing or retarding a decline in the market price of the securities being offered. They may also cause the price of the securities being offered to be higher than the price that otherwise would exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time. We make no representation as to the direction or magnitude of any affect that such transactions may have on the price of the securities.

Underwriters, dealers and agents may be entitled, under agreements entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments made by such underwriters, dealers or agents related to such civil liabilities.

Certain of the underwriters, dealers or agents and their associates may engage in transactions with, and perform other services for us in the ordinary course of business for which they may receive compensation.

VALIDITY OF THE SECURITIES

The validity of the securities offered and to be offered hereby and certain other legal matters will be passed upon for us by McDonald Carano Wilson LLP. Counsel for any underwriter or agent will be named in the applicable prospectus supplement.

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EXPERTS

The consolidated financial statements, and the related financial statement schedule, incorporated in this Prospectus by reference from the Company’s Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements and financial statement schedule have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

No expert or counsel named in this prospectus as having prepared or certified any part thereof or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of our Common Stock was employed on a contingency basis or had or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in us. Additionally, no such expert or counsel was connected with us as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

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Shares

Common Stock

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PROSPECTUS SUPPLEMENT

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Placement Agent

International Assets Advisory, LLC